Filed pursuant to Rule 424(b)(3)
Registration No. 333-239940
PROSPECTUS SUPPLEMENT NO. 31
(to Prospectus dated July 27, 2020)

Nikola Corporation

Up to 249,843,711 Shares of Common Stock

This prospectus supplement supplements the prospectus dated July 27, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-239940). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on August 4, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their donees, pledgees, transferees or other successors in interest (the “Selling Securityholders”) of up to 249,843,711 shares of our common stock, $0.0001 par value per share (“Common Stock”), which includes (i) up to 6,640,000 shares held by certain persons and entities (the “Original Holders”) holding shares of Common Stock initially purchased by VectoIQ Holdings, LLC (the “Sponsor”) and Cowen Investments II, LLC (“Cowen Investments” and, together with the Sponsor, the “Founders”) in a private placement in connection with the initial public offering of VectoIQ Acquisition Corp. and (ii) 243,203,711 shares held by certain affiliates of the Company. We are registering the shares for resale pursuant to such stockholders’ registration rights under a Registration Rights and Lock-Up Agreement between us and such stockholders, which in addition to such registration rights, also provides for certain transfer and lock-up restrictions on such shares.

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “NKLA”. On August 3, 2022, the closing price of our Common Stock was $7.48.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 4, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2022

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File Number: 001-38495
Nikola Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-4151153
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4141 E Broadway Road
Phoenix, AZ	85040
(Address of principal executive offices)	(Zip Code)

(480) 666-1038
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	NKLA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant (1) has ﬁled all reports required to be ﬁled by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to ﬁle such reports), and (2) has been subject to such ﬁling requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such ﬁles). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of August 1, 2022, there were 433,476,331 shares of the registrant’s common stock outstanding.

NIKOLA CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS

Summary of Risk Factors
Our business is subject to numerous risks and uncertainties that could affect our ability to successfully implement our business strategy and affect our financial results. You should carefully consider all of the information in this report and, in particular, the following principal risks and all of the other specific factors described in Item 1A. of this report, “Risk Factors,” before deciding whether to invest in our company.
•We are an early stage company with a history of losses, and expect to incur significant expenses and continuing losses for the foreseeable future.
•We may be unable to adequately control the costs associated with our operations.
•Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.
•Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.
•We will need to raise additional funds and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our operations and prospects could be negatively affected.
•If we fail to manage our future growth effectively, we may not be able to market and sell our vehicles successfully.
•Our bundled lease model may present unique problems that may have an adverse effect on our operating results and business and harm our reputation.

•We may face legal challenges in one or more states attempting to sell directly to customers which could materially adversely affect our costs.
•We face risks and uncertainties related to litigation, regulatory actions and government investigations and inquiries.
•Our success will depend on our ability to economically manufacture our trucks at scale and build our hydrogen fueling stations to meet our customers’ business needs, and our ability to develop and manufacture trucks of sufficient quality and appeal to customers on schedule and at scale is unproven.
•We may experience significant delays in the design, manufacture, launch and financing of our trucks, including in the expansion of our manufacturing plant, which could harm our business and prospects.
•Increases in costs, disruption of supply or shortage of raw materials, including lithium-ion battery cells and packs, chipsets, and displays, could harm our business.

PART I - FINANCIAL INFORMATION
Item 1. Financial Statements
NIKOLA CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$441,765	$497,241
Accounts receivable, net	16,726	—
Inventory	52,105	11,597
Prepaid expenses and other current assets	34,802	15,891
Total current assets	545,398	524,729
Restricted cash and cash equivalents	87,459	25,000
Long-term deposits	37,740	27,620
Property, plant and equipment, net	311,732	244,377
Intangible assets, net	95,395	97,181
Investment in affiliates	79,726	61,778
Goodwill	5,238	5,238
Other assets	4,287	3,896
Total assets	$1,166,975	$989,819
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$87,479	$86,982
Accrued expenses and other current liabilities	156,610	93,487
Debt and finance lease liabilities, current	9,518	140
Total current liabilities	253,607	180,609
Long-term debt and finance lease liabilities, net of current portion	273,309	25,047
Operating lease liabilities	2,349	2,263
Warrant liability	1,377	4,284
Other long-term liabilities	37,070	84,033
Deferred tax liabilities, net	12	11
Total liabilities	567,724	296,247
Commitments and contingencies (Note 9)
Stockholders' equity
Preferred stock, $0.0001 par value, 150,000,000 shares authorized, no shares issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value, 600,000,000 shares authorized, 433,475,084 and 413,340,550 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	43	41
Additional paid-in capital	2,176,945	1,944,341
Accumulated deficit	(1,576,550)	(1,250,612)
Accumulated other comprehensive loss	(1,187)	(198)
Total stockholders' equity	599,251	693,572
Total liabilities and stockholders' equity	$1,166,975	$989,819
See accompanying notes to the consolidated financial statements.

NIKOLA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Truck sales	$17,383	$—	$17,383	$—
Service and other	751	—	2,638	—
Total revenues	18,134	—	20,021	—
Cost of revenues:
Truck sales	46,781	—	46,781	—
Service and other	610	—	2,066	—
Total cost of revenues	47,391	—	48,847	—
Gross loss	(29,257)	—	(28,826)	—
Operating expenses:
Research and development	63,106	67,726	137,663	122,889
Selling, general, and administrative	79,868	70,672	157,051	136,099
Total operating expenses	142,974	138,398	294,714	258,988
Loss from operations	(172,231)	(138,398)	(323,540)	(258,988)
Other income (expense):
Interest expense, net	(2,808)	(92)	(3,019)	(101)
Revaluation of warrant liability	3,341	(2,511)	2,907	(1,560)
Other income (expense), net	(27)	(1,102)	1,806	(883)
Loss before income taxes and equity in net loss of affiliates	(171,725)	(142,103)	(321,846)	(261,532)
Income tax expense	2	2	2	3
Loss before equity in net loss of affiliates	(171,727)	(142,105)	(321,848)	(261,535)
Equity in net loss of affiliates	(1,270)	(1,126)	(4,090)	(1,920)
Net loss	$(172,997)	$(143,231)	$(325,938)	$(263,455)

Net loss per share:
Basic	$(0.41)	$(0.36)	$(0.78)	$(0.67)
Diluted	$(0.41)	$(0.36)	$(0.78)	$(0.67)
Weighted-average shares outstanding:
Basic	425,323,391	394,577,711	420,266,181	393,390,377
Diluted	425,323,391	394,577,711	420,266,181	393,390,377
See accompanying notes to the consolidated financial statements.

NIKOLA CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(172,997)	$(143,231)	$(325,938)	$(263,455)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax	(1,318)	78	(989)	(235)
Comprehensive loss	$(174,315)	$(143,153)	$(326,927)	$(263,690)
See accompanying notes to the consolidated financial statements.

NIKOLA CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share data)
(Unaudited)

	Three Months Ended June 30, 2022
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount
Balance as of March 31, 2022	418,344,072	$42	$2,025,552	$(1,403,553)	$131	$622,172
Exercise of stock options	105,754	—	257	—	—	257
Issuance of shares for RSU awards	1,420,658	—	—	—	—	—
Common stock issued under Tumim Purchase Agreements	13,604,600	1	96,295	—	—	96,296
Stock-based compensation	—	—	54,841	—	—	54,841
Net loss	—	—	—	(172,997)	—	(172,997)
Other comprehensive loss	—	—	—	—	(1,318)	(1,318)
Balance as of June 30, 2022	433,475,084	$43	$2,176,945	$(1,576,550)	$(1,187)	$599,251

	Six Months Ended June 30, 2022
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount
Balance as of December 31, 2021	413,340,550	$41	$1,944,341	$(1,250,612)	$(198)	$693,572
Exercise of stock options	285,585	—	565	—	—	565
Issuance of shares for RSU awards	2,600,705	—	—	—	—	—
Common stock issued under Tumim Purchase Agreements	17,248,244	2	123,670	—	—	123,672
Stock-based compensation	—	—	108,369	—	—	108,369
Net loss	—	—	—	(325,938)	—	(325,938)
Other comprehensive loss	—	—	—	—	(989)	(989)
Balance as of June 30, 2022	433,475,084	$43	$2,176,945	$(1,576,550)	$(1,187)	$599,251

See accompanying notes to the consolidated financial statements.

	Three Months Ended June 30, 2021
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount
Balance as of March 31, 2021	393,745,157	$39	$1,592,716	$(680,398)	$(74)	$912,283
Exercise of stock options	1,033,250	1	1,212	—	—	1,213
Issuance of shares for RSU awards	461,084	—	—	—	—	—
Common stock issued for commitment shares	155,703	—	2,625	—	—	2,625
Common stock issued for investment in affiliates, net of common stock with embedded put right	1,682,367	—	19,139	—	—	19,139
Stock-based compensation	—	—	52,670	—	—	52,670
Net loss	—	—	—	(143,231)	—	(143,231)
Other comprehensive income	—	—	—	—	78	78
Balance as of June 30, 2021	397,077,561	$40	$1,668,362	$(823,629)	$4	$844,777

	Six Months Ended June 30, 2021
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount
Balance as of December 31, 2020	391,041,347	$39	$1,540,037	$(560,174)	$239	$980,141
Exercise of stock options	2,929,917	1	3,625	—	—	3,626
Issuance of shares for RSU awards	1,268,227	—	—	—	—	—
Common stock issued for commitment shares	155,703	—	2,625	—	—	2,625
Common stock issued for investment in affiliates, net of common stock with embedded put right	1,682,367	—	19,139	—	—	19,139
Stock-based compensation	—	—	102,936	—	—	102,936
Net loss	—	—	—	(263,455)	—	(263,455)
Other comprehensive loss	—	—	—	—	(235)	(235)
Balance as of June 30, 2021	397,077,561	$40	$1,668,362	$(823,629)	$4	$844,777
See accompanying notes to the consolidated financial statements.

NIKOLA CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net loss	$(325,938)	$(263,455)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,676	3,710
Stock-based compensation	108,369	102,936
Non-cash in-kind services	—	27,723
Equity in net loss of affiliates	4,090	1,920
Revaluation of financial instruments	192	1,560
Issuance of common stock for commitment shares	—	2,625
Inventory write-downs	10,890	—
Non-cash interest expense	2,457	—
Other non-cash activity	273	1,010
Changes in operating assets and liabilities:
Accounts receivable, net	(16,726)	—
Inventory	(60,468)	(2,267)
Prepaid expenses and other current assets	(12,631)	(4,024)
Accounts payable, accrued expenses and other current liabilities	15,395	9,535
Long-term deposits	(8,281)	(7,247)
Other assets	(608)	—
Operating lease liabilities	(277)	—
Other long-term liabilities	(224)	—
Net cash used in operating activities	(273,811)	(125,974)
Cash flows from investing activities
Purchases and deposits of property, plant and equipment	(67,316)	(64,787)
Investments in affiliates	(23,027)	(25,000)
Proceeds from sale of equipment	—	200
Net cash used in investing activities	(90,343)	(89,587)
Cash flows from financing activities
Proceeds from the exercise of stock options	565	3,839
Proceeds from issuance of shares under the Tumim Purchase Agreements	123,672	—
Proceeds from issuance of Convertible Notes, net of discount and issuance costs	183,510	—
Proceeds from issuance of Collateralized Promissory Note	50,000	—
Proceeds from issuance of financing obligation, net of issuance costs	38,582	—
Repayment of Promissory Note	(25,000)	(4,100)
Payments on finance lease liabilities and financing obligation	(192)	(518)
Payments for issuance costs	—	(244)
Net cash provided by (used in) financing activities	371,137	(1,023)
Net increase (decrease) in cash and cash equivalents, including restricted cash	6,983	(216,584)
Cash and cash equivalents, including restricted cash, beginning of period	522,241	849,278
Cash and cash equivalents, including restricted cash, end of period	$529,224	$632,694
See accompanying notes to the consolidated financial statements.

Supplementary cash flow disclosures:
Cash paid for interest	$953	$372
Cash interest received	$100	$384
Supplementary disclosures for noncash investing and financing activities:
Purchases of property, plant and equipment included in liabilities	$26,207	$33,389
Accrued paid in kind interest	$1,784	$—
Embedded derivative asset bifurcated from Convertible Notes	$1,500	$—
Accrued debt issuance costs	$294	$—
Accrued deferred issuance costs	$—	$352
Leased assets obtained in exchange for new finance lease liabilities	$692	$145
Common stock issued for commitment shares	$—	$2,625
Common stock issued for investments in affiliates, including common stock with embedded put right	$—	$32,376
See accompanying notes to the consolidated financial statements.

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.BASIS OF PRESENTATION
(a)Overview
Nikola Corporation (‘‘Nikola’’ or the ‘‘Company’’) is a designer and manufacturer of heavy-duty commercial battery-electric and hydrogen-electric vehicles and energy infrastructure solutions.
(b)Unaudited Consolidated Financial Statements
The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”). The unaudited financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of the Company's financial position, results of operations and cash flows for the periods indicated. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated.
Certain prior period balances have been reclassified to conform to the current period presentation in the consolidated financial statements and the accompanying notes. All dollar amounts are in thousands, unless otherwise noted.
Additionally, prior to the start of production for the Tre battery-electric vehicle ("BEV") trucks late in the first quarter of 2022, pre-production activities, including manufacturing readiness, process validation, prototype builds, freight, inventory write-downs, and operations of the Company's manufacturing facility in Coolidge, Arizona were recorded as research and development activities on the Company's consolidated statements of operations. Commensurate with the start of production, manufacturing costs, including labor and overhead, as well as inventory-related expenses related to the Tre BEV trucks, and related facility costs, are recorded in cost of revenues beginning in the second quarter of 2022.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.
(c)Funding Risks and Going Concern
As an early stage growth company, the Company's ability to access capital is critical. Until the Company can generate sufficient revenue to cover its operating expenses, working capital and capital expenditures, the Company will need to raise additional capital.
Additional stock financing may not be available on favorable terms and could be dilutive to current stockholders. Debt financing, if available, may involve restrictive covenants and dilutive financing instruments.
The Company’s ability to access capital when needed is not assured and, if capital is not available to the Company when, and in the amounts needed, the Company could be required to delay, scale back, or abandon some or all of its development programs and other operations, which could materially harm the Company’s business, financial condition and results of operations.
These financial statements have been prepared by management in accordance with GAAP and this basis assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. These financial statements do not include any adjustments that may result from the outcome of this uncertainty.
As of the date of this Quarterly Report on Form 10-Q, the Company’s existing cash resources and existing borrowing availability are sufficient to support planned operations for the next 12 months. As a result, management believes that the Company's existing financial resources are sufficient to continue operating activities for at least one year past the issuance date of the financial statements.
See accompanying notes to the consolidated financial statements.

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a)Cash, Cash Equivalents and Restricted Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents. Additionally, the Company considers investments in money market funds with a floating net asset value to be cash equivalents. As of June 30, 2022 and December 31, 2021, the Company had $441.8 million and $497.2 million of cash and cash equivalents, which included cash equivalents of zero and $463.9 million of highly liquid investments as of June 30, 2022 and December 31, 2021, respectively.
As of June 30, 2022 and December 31, 2021, the Company had $87.5 million and $25.0 million, respectively, in non-current restricted cash. Restricted cash represents cash that is restricted as to withdrawal or usage and consists of securitization of the Company's letters of credit and debt. See Note 5, Debt and Finance Lease Liabilities, for additional details.
The reconciliation of cash and cash equivalents and restricted cash and cash equivalents to amounts presented in the consolidated statements of cash flows are as follows:

	As of
	June 30, 2022	December 31, 2021	June 30, 2021
Cash and cash equivalents	$441,765	$497,241	$632,694
Restricted cash and cash equivalents – non-current	87,459	25,000	—
Cash, cash equivalents and restricted cash and cash equivalents	$529,224	$522,241	$632,694
(b)Accounts Receivable, net
Accounts receivable, net, are reported at the invoiced amount, less an allowance for potential uncollectible amounts. The Company had no allowance for uncollectible amounts as of June 30, 2022 and December 31, 2021.
(c)Fair Value of Financial Instruments
The carrying value and fair value of the Company’s financial instruments are as follows:

	As of June 30, 2022
	Level 1	Level 2	Level 3	Total
Assets
Derivative asset	$—	$—	$800	$800

Liabilities
Warrant liability	$—	$—	$1,377	$1,377
Derivative liability	—	—	6,588	6,588

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents – money market	$463,867	$—	$—	$463,867

Liabilities
Warrant liability	$—	$—	$4,284	$4,284
Derivative liability	—	—	4,189	4,189

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Warrant liability
As a result of the Company's business combination with VectoIQ Acquisition Corp. ("VectoIQ") in June 2020 (the "Business Combination"), the Company assumed a warrant liability (the "Warrant Liability") related to previously issued private warrants in connection with VectoIQ's initial public offering. The Warrant Liability is remeasured to its fair value at each reporting period and upon settlement. The change in fair value was recognized in "Revaluation of warrant liability" on the consolidated statements of operations. The change in fair value of the Warrant Liability was as follows:

Warrant Liability
Estimated fair value at December 31, 2021	$4,284
Change in fair value	(2,907)
Estimated fair value at June 30, 2022	$1,377
The fair value of the warrants outstanding was estimated using the Black-Scholes model. The application of the Black-Scholes model requires the use of a number of inputs and significant assumptions including volatility. The following reflects the inputs and assumptions used:

	As of
	June 30, 2022	December 31, 2021
Stock price	$4.76	$9.87
Exercise price	$11.50	$11.50
Remaining term (in years)	2.93	3.42
Volatility	90%	90%
Risk-free rate	2.96%	1.03%
Expected dividend yield	—%	—%
Price Differential derivative liability
On September 13, 2021, the Company entered into an Amended Membership Interest Purchase Agreement (the "Amended MIPA") with Wabash Valley Resources ("WVR") and the sellers party thereto (each, a "Seller"), pursuant to which the Company is subject to the first price differential and second price differential (together the "Price Differential"). Pursuant to the terms of the Amended MIPA, the first price differential was settled in the fourth quarter of 2021 for $3.4 million.
The Price Differential was a freestanding financial instrument and accounted for as a derivative liability. The derivative liability was remeasured at each reporting period with changes in its fair value recorded in "Other income (expense), net" on the consolidated statements of operations. The change in fair value of the derivative liability was as follows:

Derivative Liability
Estimated fair value at December 31, 2021	$4,189
Change in fair value	2,399
Estimated fair value at June 30, 2022	$6,588

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
The fair value of the derivative liability, a level 3 measurement, was estimated using a Monte Carlo simulation model as of December 31, 2021. The application of the Monte Carlo simulation model requires the use of a number of inputs and significant assumptions including volatility. The following reflects the inputs and assumptions used:

As of
December 31, 2021
Stock price	$9.87
Strike price	$14.86
Volatility	100%
Risk-free rate	0.18%
The fair value as of June 30, 2022, was based on the settlement amount that was subsequently paid on July 1, 2022.
Put Premium derivative asset
In June 2022, the Company completed a private placement of $200 million aggregate principal amount of unsecured 8.00% / 11.00% convertible senior paid in kind ("PIK") toggle notes (the “Convertible Notes”). In conjunction with the issuance of the Convertible Notes, the Company entered into a premium letter agreement (the "Put Premium") with the purchasers (the "Purchasers") of the Convertible Notes which requires the Purchasers to pay $9.0 million to the Company if during the period through the date that is thirty months after the closing date of the private placement of Convertible Notes, the last reported sale price of the Company's common stock has been at least $20.00 for at least 20 trading days during any consecutive 40 trading day periods.
The Put Premium is an embedded derivative asset and meets the criteria to be separated from the host contract and carried at fair value. The derivative is measured both initially and in subsequent periods at fair value, with changes in fair value recognized in "Other income (expense), net" on the consolidated statements of operations. The fair value of the derivative asset is included in "Other assets" on the consolidated balance sheets. The change in fair value of the derivative asset was as follows:

Derivative asset
Estimated fair value as of June 1, 2022	$1,500
Change in fair value	(700)
Estimated fair value as of June 30, 2022	$800
The fair value of the derivative asset, a level 3 measurement, was estimated using a Monte Carlo simulation model. The application of the Monte Carlo simulation model requires the use of a number of inputs and significant assumptions including volatility. The following reflects the inputs and assumptions used:

	As of
	June 30, 2022	June 1, 2022
Stock price	$4.76	$6.77
Threshold price	$20.00	$20.00
Term (in years)	2.4	2.5
Volatility	90%	90%
Risk-free rate	2.93%	2.73%
Payer cost of debt	5.00%	4.30%
Disclosure of Fair Values
Financial instruments that are not re-measured at fair value include accounts receivable, accounts payable, accrued liabilities, deposits and debt. The carrying values of these financial instruments approximate their fair values, other than debt obligations, including the Convertible Notes and the $50.0 million collateralized promissory note ("Collateralized Note") issued during the second quarter of 2022.

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
The fair value of debt obligations are estimated using level 2 fair value inputs, including stock price and risk-free rates. The following table presents the carrying value and estimated fair values:

	As of June 30, 2022
	Carrying Value	Fair Value
Convertible Notes	$186,805	$141,000
Collateralized Promissory Note	50,000	50,000
(d)Revenue Recognition
Truck sales
Truck sales consist of revenue recognized on the sales of the Company's BEV trucks. The sale of a truck is recognized as a single performance obligation at the point in time when control is transferred to the customer (dealers). Control is deemed transferred when the product is picked up by the carrier and the customer (dealer) can direct the product's use and obtain substantially all of the remaining benefits from the product. The Company does not offer returns on truck sales.
Payment for trucks sold are made in accordance with the Company's customary payment terms. The Company has elected an accounting policy whereby the Company does not adjust the promised amount of consideration for the effects of a significant financing component because, at contract inception, the Company expects the period between the time when the Company transfers a promised good or service to the customer and the time when the customer pays for that good or service will be one year or less. Sales tax collected from customers is not considered revenue and is accrued until remitted to the taxing authorities. Shipping and handling activities occur after the customer has obtained control of the product, thus the Company has elected to account for those expenses as fulfillment costs in cost of revenues, rather than an additional promised service.
Services and other
Services and other revenues consist of sales of mobile charging trailers ("MCTs"). The sale of MCTs is recognized as a single performance obligation at the point in time when control is transferred to the customer. Control is deemed transferred when the product is delivered to the customer and the customer can direct the product's use and obtain substantially all of the remaining benefits from the asset. The Company does not offer sales returns on MCTs. Payment for products sold are made in accordance with the Company's customary payment terms and the Company's MCT contracts do not have significant financing components. The Company has elected to exclude sales taxes from the measurement of the transaction price.
(e)Warranties
Warranty costs are recognized upon transfer of control of trucks to dealers, and is estimated based on factors including the length of the warranty, product costs, supplier warranties, and product failure rates. Warranty reserves are reviewed and adjusted quarterly to ensure that accruals are adequate to meet expected future warranty obligations. Initial warranty data is limited early in the launch of a new product and accordingly, future adjustments to the warranty accrual may be material.
The change in warranty liability for the three and six months ended June 30, 2022 is summarized as follows:

	Three Months Ended	Six Months Ended
	June 30, 2022	June 30, 2022
Accrued warranty - beginning of period	$—	$—
Provision for warranty	2,203	2,203
Accrued warranty - end of period	$2,203	$2,203
As of June 30, 2022, warranty accrual for $0.6 million is recorded in "Accrued expenses and other current liabilities" and $1.6 million in "Other long-term liabilities" on the consolidated balance sheets.

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(f)Recent Accounting Pronouncements
Recently issued accounting pronouncements not yet adopted
In November 2021, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2021-10, Government Assistance, to increase transparency of government assistance which requires annual disclosures about transactions with a government entity that are accounted for by applying a grant or contribution accounting model by analogy. ASU 2021-10 is effective for annual periods beginning after December 15, 2021 and early adoption is permitted. The Company will adopt ASU 2021-10 for the year ended December 31, 2022, which will have an immaterial impact to the Company's consolidated financial statements.
3.BALANCE SHEET COMPONENTS
Inventory
Inventory consisted of the following at June 30, 2022 and December 31, 2021, respectively:

	As of
	June 30, 2022	December 31, 2021
Raw materials	$41,213	$7,344
Work in process	5,696	4,253
Finished goods	5,196	—
Total inventory	$52,105	$11,597
Inventory cost is computed using standard cost, which approximates actual cost on a first-in, first-out basis. Inventories are stated at the lower of cost or net realizable value. Inventories are written down for any excess or obsolescence and when net realizable value, which is based upon estimated selling prices, is in excess of carrying value. Once inventory is written-down, a new, lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following at June 30, 2022 and December 31, 2021, respectively:

	As of
	June 30, 2022	December 31, 2021
Deposits	$14,397	$5,615
Non-trade receivables	11,815	2,717
Prepaid expenses	7,329	5,116
Deferred implementation costs	1,261	2,443
Total prepaid expenses and other current assets	$34,802	$15,891
Deferred implementation costs
Deferred implementation costs are amortized on a straight-line basis over the estimated useful life of the related software. During the three months ended June 30, 2022, the Company re-assessed the estimated useful life of its existing enterprise resource planning system as a result of ongoing re-implementation, resulting in a shorter useful life and prospective change in amortization. The Company recorded $1.2 million and $1.3 million of amortization expense on the consolidated statements of operations for the three and six months ended June 30, 2022, respectively. Amortization during the three and six months ended June 30, 2021 was immaterial.

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Property, Plant and Equipment, Net
Property, plant and equipment, net consisted of the following at June 30, 2022 and December 31, 2021:

	As of
	June 30, 2022	December 31, 2021
Buildings	$127,204	$104,333
Construction-in-progress	126,849	103,515
Machinery and equipment	49,544	36,551
Demo vehicles	9,958	888
Software	8,309	7,562
Other	7,174	3,026
Leasehold improvements	2,886	2,883
Furniture and fixtures	1,480	1,480
Finance lease assets	1,338	646
Property, plant and equipment, gross	334,742	260,884
Less: accumulated depreciation and amortization	(23,010)	(16,507)
Total property, plant and equipment, net	$311,732	$244,377
Construction-in-progress on the Company's consolidated balance sheets as of June 30, 2022 relates primarily to the expansion of the Company's manufacturing plant in Coolidge, Arizona, and build-out of the Company's headquarters and R&D facility in Phoenix, Arizona.
Depreciation expense for the three months ended June 30, 2022 and 2021 was $3.5 million and $1.9 million, respectively. Depreciation expense for the six months ended June 30, 2022 and 2021 was $6.6 million and $3.6 million, respectively.
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following at June 30, 2022 and December 31, 2021:

	As of
	June 30, 2022	December 31, 2021
Settlement liability	$75,000	$50,000
Inventory received not yet invoiced	21,577	8,253
Accrued purchase of intangible asset	20,902	11,344
Accrued legal expenses	17,644	5,664
Derivative liability	6,588	4,189
Accrued payroll and payroll related expenses	3,604	2,521
Accrued purchases of property, plant and equipment	1,630	2,817
Other accrued expenses	9,665	8,699
Total accrued expenses and other current liabilities	$156,610	$93,487

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
4. INVESTMENTS IN AFFILIATES
Investments in unconsolidated affiliates accounted for under the equity method consist of the following:

		As of
	Ownership	June 30, 2022	December 31, 2021
Nikola Iveco Europe GmbH	50%	$20,832	$4,083
Wabash Valley Resources LLC	20%	57,894	57,695
Nikola - TA HRS 1, LLC	50%	1,000	—
		$79,726	$61,778
Equity in net loss of affiliates on the consolidated statements of operations for the three and six months ended June 30, 2022 and 2021, were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Equity in net loss of affiliates:
Nikola Iveco Europe GmbH	$(1,201)	$(1,126)	$(4,039)	$(1,920)
Wabash Valley Resources LLC	(69)	—	(51)	—
Total equity in net loss of affiliates	$(1,270)	$(1,126)	$(4,090)	$(1,920)
Nikola Iveco Europe GmbH
In April 2020, the Company and Iveco established a joint venture in Europe, Nikola Iveco Europe GmbH. The operations of the joint venture are located in Ulm, Germany, and consist of manufacturing the BEV and FCEV Class 8 trucks for the European and North American markets.
The agreements provide for a 50/50 ownership of the joint venture and a 50/50 allocation of the joint venture's production volumes and profits between the Company and Iveco. Nikola Iveco Europe GmbH is considered a variable interest entity ("VIE") due to insufficient equity to finance its activities without additional subordinated financial support. The Company is not considered the primary beneficiary as it does not have the power to direct the activities that most significantly impact the economic performance based on the terms of the agreements. Accordingly, the VIE is accounted for under the equity method.
In June 2022, the Company and Iveco executed amended agreements to expand the scope of the joint venture operations to include engineering and development of the Nikola Tre BEV European platform.
During the first quarter of 2022, the Company made a contribution to Nikola Iveco Europe GmbH of €3.0 million (approximately $3.3 million). During the second quarter of 2022, the Company made an additional contribution of €17.0 million (approximately $18.4 million). As of June 30, 2022, the Company's maximum exposure to loss was $31.8 million, which represents the book value of the Company's equity interest and guaranteed debt obligations of $11.0 million.
Wabash Valley Resources LLC
On June 22, 2021, the Company entered into the Membership Interest Purchase Agreement ("MIPA") with WVR and the Sellers, pursuant to which, the Company purchased a 20% equity interest in WVR in exchange for $25.0 million in cash and 1,682,367 shares of the Company’s common stock. WVR is developing a clean hydrogen project in West Terre Haute, Indiana, including a hydrogen production facility. The common stock consideration was calculated based on the 30-day average closing stock price of the Company, or $14.86 per share, and the Company issued 1,682,367 shares of its common stock.
The Company's interest in WVR is accounted for under the equity method and is included in "Investment in affiliates" on the Company's consolidated balance sheets. Included in the initial carrying value was a basis difference of $55.5 million due to the difference between the cost of the investment and the Company's proportionate share of WVR's net assets. The basis difference is primarily comprised of property, plant and equipment and intangible assets.

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
As of June 30, 2022, the Company's maximum exposure to loss was $58.1 million, which represents the book value of the Company's equity interest and a loan to WVR during the second quarter of 2022 for $0.3 million.
Nikola - TA HRS 1, LLC
In March 2022, the Company and Travel Centers of America, Inc. ("TA") entered into a series of agreements which established a joint venture, Nikola - TA HRS 1, LLC. The operations expected to be performed by the joint venture consist of the development, operation and maintenance of a hydrogen fueling station. Operations have not commenced as of June 30, 2022.
The agreements provide for 50/50 ownership of the joint venture. Both parties are entitled to appoint an equal number of board members to the management committee of the joint venture. Pursuant to the terms of the agreements, the Company contributed an initial contribution of $1.0 million to Nikola - TA HRS 1, LLC during the second quarter of 2022.
Nikola - TA HRS 1, LLC is considered a VIE due to insufficient equity to finance its activities without additional subordinated financial support. The Company is not considered the primary beneficiary as it does not have the power to direct the activities that most significantly impact the economic performance based on the terms of the agreements. Accordingly, the VIE is accounted for under the equity method.
The Company does not guarantee debt for, or have other financial support obligations to the entity and its maximum exposure to loss in connection with its continuing involvement with the entity is limited to the carrying value of the investment.
5. DEBT AND FINANCE LEASE LIABILITIES
Debt and finance lease liabilities as of June 30, 2022 and December 31, 2021, were as follows:

	As of
	June 30, 2022	December 31, 2021
Current:
Promissory notes	$9,168	$—
Finance lease liabilities	350	140
Debt and finance lease liabilities, current	$9,518	$140

Non-current:
Convertible Notes	$186,805	$—
Financing obligation	44,965	—
Promissory notes	40,832	24,639
Finance lease liabilities	707	408
Long-term debt and finance lease liabilities, net of current portion	$273,309	$25,047
Convertible Notes
In June 2022, the Company completed a private placement of $200.0 million aggregate principal amount of unsecured 8.00% / 11.00% convertible senior PIK toggle notes, which will mature on May 31, 2026. The Convertible Notes were issued pursuant to an indenture, dated as of June 1, 2022 (the "Indenture").
The Convertible Notes bear interest at 8.00% per annum, to the extent paid in cash (“Cash Interest”), and 11.00% per annum, to the extent paid in kind through the issuance of additional Convertible Notes (“PIK Interest”). Interest is payable semi-annually in arrears on May 31 and November 30 of each year, beginning on November 30, 2022. The Company can elect to make any interest payment through Cash Interest, PIK Interest or any combination thereof.
Based on the applicable conversion rate, the Convertible Notes plus any accrued and unpaid interest are convertible into cash, shares of the Company’s common stock or a combination thereof, at the Company’s election. The initial conversion

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
rate is 114.3602 shares per $1,000 principal amount of the Convertible Notes, subject to customary anti-dilution adjustment in certain circumstances, which represented an initial conversion price of approximately $8.74 per share.
Prior to February 28, 2026, the Convertible Notes will be convertible at the option of the holders only upon the occurrence of specified events and during certain periods, and will be convertible on or after February 28, 2026, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date of the Convertible Notes.
Holders of the Convertible Notes will have the right to convert all or a portion of their Convertible Notes prior to the close of business on the business day immediately preceding February 28, 2026 only under the following circumstances: (i) during any fiscal quarter commencing after the fiscal quarter ending on September 30, 2022 (and only during such fiscal quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price for the Convertible Notes on each applicable trading day; (ii) during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of the Convertible Notes for each trading day of that ten consecutive trading day period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate of the Convertible Notes on each such trading day; (iii) if the Company calls such Convertible Notes for redemption, at any time prior to the close of business on the second business day immediately preceding the redemption date; or (iv) upon the occurrence of specified corporate events.
The Company may not redeem the Convertible Notes prior to the third anniversary of the date of initial issuance of the Convertible Notes. The Company may redeem the Convertible Notes in whole or in part, at its option, on or after such date and prior to the 26th scheduled trading day immediately preceding the maturity date, for a cash purchase price equal to the aggregate principal amount of any Convertible Notes to be redeemed plus accrued and unpaid interest.
In addition, following certain corporate events that occur prior to the maturity date or following issuance by the Company of a notice of redemption, in each case as provided in the Indenture, in certain circumstances, the Company will increase the conversion rate for a holder who elects to convert its Convertible Notes in connection with such a corporate event or who elects to convert any Convertible Notes called for redemption during the related redemption period. Additionally, in the event of a fundamental change or a change in control transaction (each such term as defined in the Indenture), holders of the Convertible Notes will have the right to require the Company to repurchase all or a portion of their Convertible Notes at a price equal to 100% of the capitalized principal amount of Convertible Notes, in the case of a fundamental change, or 130% of the capitalized principal amount of Convertible Notes, in the case of change in control transactions, in each case plus any accrued and unpaid interest to, but excluding, the repurchase date.
The Indenture includes restrictive covenants that, subject to specified exceptions, limit the ability of the Company and its subsidiaries to incur secured debt in excess of $500.0 million, incur other subsidiary guarantees, and sell equity interests of any subsidiary that guarantees the Convertible Notes. In addition, the Indenture includes customary terms and covenants, including certain events of default after which the holders may accelerate the maturity of the Convertible Notes and become due and payable immediately.
In conjunction with the issuance of the Convertible Notes, the Company executed the Put Premium which was determined to be an embedded derivative that met the criteria for bifurcation from the host. The total proceeds received were first allocated to the fair value of the bifurcated derivative asset, and the remaining proceeds allocated to the host resulting in an adjustment to the initial purchasers' debt discount.
The net proceeds from the sale of the Convertible Notes were $183.2 million, net of initial purchasers' discounts and debt issuance costs. Unamortized debt discount and issuance costs are reported as a direct deduction from the face amount of the Convertible Notes.
As of June 30, 2022, the effective interest rate on the Convertible Notes was 12.99%. Amortization of the debt discount and issuance costs is reported as a component of interest expense and is computed using the straight-line method over the term of the Convertible Notes, which approximates the effective interest method. For the three and six months ended June 30, 2022 the Company recognized $2.1 million of interest expense related to contractual interest expense and amortization

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
of the debt discount and issuance costs. The net carrying amounts of the debt component of the Convertible Notes were as follows:

As of
June 30, 2022
Principal amount	$200,000
PIK interest(1)	1,784
Unamortized discount	(7,350)
Unamortized issuance costs	(7,629)
Net carrying amount	$186,805
(1)PIK interest consists of $1.8 million accrued PIK interest.
Financing Obligation
On May 10, 2022 (the "Sale Date"), the Company entered into a sale agreement (the "Sale Agreement"), pursuant to which the Company sold the land and property related to the Company's headquarters in Phoenix, Arizona for a purchase price of $52.5 million. As of the Sale Date, $13.1 million was withheld from the proceeds received related to portions of the headquarters currently under construction. The Company will receive the remaining proceeds throughout the completion of construction pursuant to the terms of the Sale Agreement. Concurrent with the sale, the Company entered into a lease agreement (the "Lease Agreement"), whereby the Company leased back the land and property related to the headquarters for an initial term of 20 years with four extension options for 7 years each. As of the Sale Date, the Company considered one extension option reasonably certain of being exercised.
The buyer is not considered to have obtained control of the headquarters because the lease is classified as a finance lease. Accordingly, the sale of the headquarters is not recognized and the property and land continue to be recognized on the Company's consolidated balance sheets. As of the Sale Date, the Company recorded $38.3 million as a financing obligation on the Company's consolidated balance sheets representing proceeds received net of debt issuance costs of $1.1 million. Rent payments under the terms of the Lease Agreement will be allocated between interest expense and principal repayments using the effective interest method. Additionally, debt issuance costs will be amortized to interest expense over the lease term.
During the three months ended June 30, 2022, the Company recognized an additional $6.7 million for financing obligations on the Company's consolidated balance sheets for construction completed during the period. Additionally, for the three months ended June 30, 2022, the Company recognized $0.5 million of interest expense related to interest on the financing obligation and amortization of debt issuance costs.
Promissory Note
On May 10, 2022, and in connection with the execution of the sale and leaseback of the Company's headquarters, the Company repaid the $25.0 million promissory note that was executed in conjunction with the Company purchasing its headquarters in the fourth quarter of 2021 (the "Promissory Note").
For the three and six months ended June 30, 2022, the Company recognized $0.1 million and $0.3 million, respectively, of interest expense related to interest on the Promissory Note and amortization of debt issuance costs prior to redemption. As of May 10, 2022, the Company expensed $0.3 million of unamortized debt issuance costs related to the Promissory Note.

Collateralized Promissory Note
On June 7, 2022, a wholly owned subsidiary of the Company executed a promissory note and a master security agreement (the "Master Security Agreement") for $50.0 million at a stated interest rate of 4.26% (the "Collateralized Note"). The Collateralized Note is fully collateralized by certain personal property assets as fully described in the Master Security Agreement. Additionally, in connection with the Collateralized Note, the Company executed a pledge agreement pursuant to which the Company pledged $50.0 million in cash as additional collateral in order to obtain a more favorable interest rate. The amount pledged is recorded in "Restricted cash and cash equivalents" as of June 30, 2022. The Collateralized Note carries a 60 month term and is payable in 60 equal consecutive monthly installments due in arrears.

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
For the three and six months ended June 30, 2022, the Company recognized $0.1 million of interest expense related to interest on the Collateralized Note.
Letters of Credit
During the second quarter of 2022, and in conjunction with the execution of the Lease Agreement, the Company executed an irrevocable standby letter of credit for $12.5 million to collateralize the Company's lease obligation. The letter of credit is subject to annual increases commensurate with base rent increases pursuant to the Lease Agreement. The letter of credit will expire upon the expiration of the Lease Agreement, but may be subject to reduction or early termination upon the satisfaction of certain conditions as described in the Lease Agreement.
During the fourth quarter of 2021, the Company executed an irrevocable standby letter of credit for $25.0 million through December 31, 2024 in connection with the execution of a product supply agreement with a vendor. As of June 30, 2022, no amounts have been drawn on the letter of credit.
6. CAPITAL STRUCTURE
Shares Authorized
As of June 30, 2022, the Company had a total of 750,000,000 shares authorized for issuance consisting of 600,000,000 shares designated as common stock and 150,000,000 shares designated as preferred stock.
Warrants
As of June 30, 2022, the Company had 760,915 private warrants outstanding. Each private warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment, at any time commencing 30 days after the completion of the Business Combination. For the three months ended June 30, 2022 and 2021, the Company recorded a $3.3 million gain and $2.5 million loss, respectively, for "Revaluation of warrant liability" on the consolidated statements of operations. For the six months ended June 30, 2022 and 2021, the Company recorded a $2.9 million gain and $1.6 million loss, respectively, for "Revaluation of warrant liability" on the consolidated statements of operations. As of June 30, 2022 and December 31, 2021, the Company had $1.4 million and $4.3 million, respectively, for warrant liability related to the private warrants outstanding on the consolidated balance sheets.
The exercise price and number of shares of common stock issuable upon exercise of the private warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the private warrants will not be adjusted for issuance of common stock at a price below their exercise price.
Stock Purchase Agreements
First Purchase Agreement with Tumim Stone Capital LLC
On June 11, 2021, the Company entered into a common stock purchase agreement (the "First Tumim Purchase Agreement") and a registration rights agreement (the "Registration Rights Agreement") with Tumim Stone Capital LLC ("Tumim"), pursuant to which Tumim committed to purchase up to $300.0 million in shares of the Company's common stock, subject to certain limitations and conditions set forth in the First Tumim Purchase Agreement. The Company shall not issue or sell any shares of common stock under the First Tumim Purchase Agreement which, when aggregated with all other shares of common stock beneficially owned by Tumim, would result in beneficial ownership of more than 4.99% of the Company's outstanding shares of common stock.
Under the terms of the First Tumim Purchase Agreement, the Company has the right, but not the obligation, to sell to Tumim, shares of common stock over the period commencing on the date of the First Tumim Purchase Agreement (the “Tumim Closing Date”) and ending on the first day of the month following the 36-month anniversary of the Tumim Closing Date, provided that a registration statement covering the resale of shares of common stock that have been and may be issued under the First Tumim Purchase Agreement is declared effective by the SEC. Registration statements covering the offer and sale of up to 18,012,845 and 17,025,590 shares of common stock to Tumim were declared effective on June 30, 2021 and March 22, 2022,

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
respectively. The purchase price will be calculated as 97% of the volume weighted average prices of the Company's common stock during normal trading hours for three consecutive trading days commencing on the purchase notice date.
During the second quarter of 2021 and concurrently with the signing of the First Tumim Purchase Agreement, the Company issued 155,703 shares of its common stock to Tumim as a commitment fee ("Commitment Shares"). The total fair value of the shares issued for the commitment fee of $2.6 million was recorded in "Selling, general, and administrative" expense on the Company's consolidated statements of operations.
During the three and six months ended June 30, 2022, the Company sold 13,604,600 and 17,248,244 shares of common stock, respectively, for proceeds of $96.3 million and $123.7 million, respectively, under the terms of the First Tumim Purchase Agreement. No shares were issued under the terms of the First Tumim Purchase Agreement for the three and six months ended June 30, 2021. As of June 30, 2022, the remaining commitment available under the First Tumim Purchase Agreement was $12.5 million.
Second Purchase Agreement with Tumim Stone Capital LLC
On September 24, 2021, the Company entered into a second common stock purchase agreement (the "Second Tumim Purchase Agreement") and a registration rights agreement with Tumim, pursuant to which Tumim committed to purchase up to $300.0 million in shares of the Company's common stock, subject to certain limitations and conditions set forth in the Second Tumim Purchase Agreement. The Company will not issue or sell any shares of common stock under the Second Tumim Purchase Agreement which, when aggregated with all other shares of common stock beneficially owned by Tumim, would result in beneficial ownership of more than 4.99% of the Company's outstanding shares of common stock.
Under the terms of the Second Tumim Purchase Agreement, the Company has the right, but not the obligation, to sell to Tumim, shares of common stock over the period commencing on the date of the Second Tumim Purchase Agreement (the “Second Tumim Closing Date”) and ending on the first day of the month following the 36-month anniversary of the Second Tumim Closing Date, provided that certain conditions have been met. These conditions include effectiveness of a registration statement covering the resale of shares of common stock that have been and may be issued under the Second Tumim Purchase Agreement and termination of the First Tumim Purchase Agreement. The registration statement covering the offer and sale of up to 29,042,827 shares of common stock, including the commitment shares, to Tumim was declared effective on November 29, 2021. The purchase price will be calculated as 97% of the volume weighted average prices of the Company's common stock during normal trading hours for three consecutive trading days commencing on the purchase notice date.
During the third quarter of 2021 and concurrently with the signing of the Second Tumim Purchase Agreement, the Company issued 252,040 shares of its common stock to Tumim as a commitment fee. The total fair value of the shares issued for the commitment fee of $2.9 million was recorded in "Selling, general, and administrative" expense on the Company's consolidated statement of operations.
As of June 30, 2022, the Company has not sold any shares of common stock to Tumim under the Second Tumim Purchase Agreement and has a remaining commitment of $300.0 million available.
7. STOCK BASED COMPENSATION EXPENSE
2017 and 2020 Stock Plans
The 2017 Stock Option Plan (the “2017 Plan”) provides for the grant of incentive and nonqualified options to purchase common stock to officers, employees, directors, and consultants. Options were granted at a price not less than the fair market value on the date of grant and generally became exercisable between one and four years after the date of grant. Options generally expire ten years from the date of grant. Outstanding awards under the 2017 Plan continue to be subject to the terms and conditions of the 2017 Plan.
On June 2, 2020, the stockholders approved the Nikola Corporation 2020 Stock Incentive Plan (the "2020 Plan") and the Nikola Corporation 2020 Employee Stock Purchase Plan (the "2020 ESPP"). The 2020 Plan provides for the grant of incentive and nonqualified stock options, restricted stock units ("RSUs"), restricted share awards, stock appreciation awards, and cash-based awards to employees, outside directors, and consultants of the Company. The 2020 Plan and the 2020 ESPP became effective immediately upon the closing of the Business Combination. No offerings have been authorized to date by the Company's board of directors under the ESPP.

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Stock Options
The Company utilizes the Black-Scholes option pricing model for estimating the fair value of options granted. Options vest in accordance with the terms set forth in the grant letter. Time-based options generally vest ratably over a period of approximately 36 months. Changes in stock options are as follows:

	Options	Weighted Average Exercise Price Per share	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2021	28,996,160	$1.28	6.87
Granted	—	—
Exercised	285,585	1.98
Cancelled	26,836	3.37
Outstanding at June 30, 2022	28,683,739	$1.27	6.37
Vested and exercisable as of June 30, 2022	28,470,998	$1.25	6.36
Restricted Stock Units
The fair value of RSUs is based on the closing price of the Company’s common stock on the grant date. The time-based RSUs generally vest semi-annually over a three-year period or, in the case of executive officers, cliff-vest following the third anniversary from the date of grant. Certain RSUs awarded to key employees contain performance conditions related to achievement of strategic and operational milestones ("Performance RSUs"). As of June 30, 2022, not all of the performance conditions are probable to be achieved. Compensation expense has only been recognized for those conditions that are assumed to be probable. The Company updates its estimates related to the probability and timing of achievement of the operational milestones each period until the award either vests or is forfeited. In addition, for certain technical engineering employees the awards cliff vest after a three-year period or vest on the achievement of certain operational milestones. The RSUs to directors have a vesting cliff of one year after the grant date. Changes in RSUs are as follows:

Number of RSUs
Balance at December 31, 2021	12,178,672
Granted	9,456,900
Released	2,600,705
Cancelled	1,039,308
Balance at June 30, 2022	17,995,559
Market Based RSUs
The fair value of market based RSUs was determined using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market condition stipulated in the award to calculate the fair value of the award. The market based RSUs contain a stock price index as a benchmark for vesting. These awards have three milestones that each vest depending upon a consecutive 20-trading day stock price target of the Company’s common stock. The Company's stock price target ranges from $25 per share to $55 per share. The shares vested are transferred to the award holders upon the completion of the requisite service period ending June 3, 2023, and upon achievement certification by the Company's board of directors. If the target price for the tranche is not achieved by the end of requisite service period, the market based RSUs are forfeited.
In March 2022, the Company granted 949,026 shares of market based RSUs to an executive in connection with his hiring during the period. The grant date fair value of the Market Based RSUs was determined using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market condition stipulated in the award. As of the grant date, the expected volatility in the model was 100% and the risk-free interest rate was

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
1.7%. The total grant date fair value of the market based RSUs was determined to be $2.2 million and is recognized over the requisite service period.

Changes in market based RSUs are as follows:

Number of Market Based RSUs
Balance at December 31, 2021	13,317,712
Granted	949,026
Released	—
Cancelled	—
Balance at June 30, 2022	14,266,738
Stock Compensation Expense
The following table presents the impact of stock-based compensation expense on the consolidated statements of operations for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Research and development	$9,300	$10,228	$18,007	$20,550
Selling, general, and administrative	45,541	42,442	90,362	82,386
Total stock-based compensation expense	$54,841	$52,670	$108,369	$102,936
As of June 30, 2022, total unrecognized compensation expense was as follows:

Unrecognized Compensation Expense
Options	$380
Market based RSUs	109,901
RSUs	168,843
Total unrecognized compensation expense at June 30, 2022	$279,124
8. INCOME TAXES
To calculate the interim tax provision, at the end of each interim period the Company estimates the annual effective tax rate and applies that to its ordinary quarterly earnings. The effect of changes in the enacted tax laws or rates is recognized in the interim period in which the change occurs. The computation of the annual estimated effective tax rate at each interim period requires certain estimates and judgments including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in foreign jurisdictions, permanent differences between book and tax amounts, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, additional information is obtained, or the tax environment changes.
Beginning in 2022, the Tax Cuts and Jobs Act ("TCJA") requires taxpayers to capitalize certain research and development costs and amortize them over five or fifteen years pursuant to Internal Revenue Code Section 174. Previously, such costs could be deducted in the period they were incurred. This provision is not anticipated to impact our effective tax rate or result in any cash payments for our federal income taxes.

Income tax expense was immaterial for the three and six months ended June 30, 2022 and 2021 due to the cumulative tax losses.

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
9. COMMITMENTS AND CONTINGENCIES
Legal Proceedings
The Company is subject to legal and regulatory actions that arise from time to time. The assessment as to whether a loss is probable or reasonably possible, and as to whether such loss or a range of such loss is estimable, often involves significant judgment about future events, and the outcome of litigation is inherently uncertain. The Company expenses professional legal fees as incurred, which are included in selling, general, and administrative expense on the consolidated financial statements. Other than as described below, there is no material pending or threatened litigation against the Company that remains outstanding as of June 30, 2022.
Regulatory and Governmental Investigations and Related Internal Review
In September 2020, a short seller reported on certain aspects of the Company’s business and operations. The Company and its board of directors retained Kirkland & Ellis LLP to conduct an internal review in connection with the short-seller article (the “Internal Review”), and Kirkland & Ellis LLP promptly contacted the Division of Enforcement of the SEC to make it aware of the commencement of the Internal Review. The Company subsequently learned that the Staff of the Division of Enforcement had previously opened an investigation. The Company and certain of its officers and employees also received subpoenas from the Staff of the Division of Enforcement as a part of a fact-finding inquiry.
The Company and our former executive chairman, Trevor Milton, also received grand jury subpoenas from the U.S. Attorney’s Office for the Southern District of New York (the “SDNY”) in September 2020. Later that same month, Mr. Milton offered to voluntarily step down from his position as Executive Chairman, as a member of the Company’s board of directors, including all committees thereof, and from all positions as an employee and officer of the Company. The board accepted his resignation and appointed Stephen Girsky as Chairman of the board of directors.
The Company is committed to cooperating fully with the Staff of the Division of Enforcement and the SDNY. As such, the Company's counsel frequently engages with the Staff of the Division of Enforcement and the SDNY. Further, the Company has made voluminous productions of information and made witnesses available for interviews. The last such production of information was made in August 2021. The Company will continue to comply with future requests of the Staff of the Division of Enforcement and the SDNY.
By order dated December 21, 2021, the Company and the SEC reached a settlement arising out of the SEC’s investigation of the Company. Under the terms of the settlement, without admitting or denying the SEC’s findings, the Company agreed to cease and desist from future violations of the Securities Exchange Act of 1934 (the "Exchange Act") and Rules 10b-5 and 13a-15(a) thereunder and Section 17(a) of the Securities Act of 1933 (the "Securities Act"); to certain voluntary undertakings; and to pay a $125 million civil penalty, to be paid in five installments over two years. The first $25 million installment was paid at the end of 2021 and the remaining installments are to be paid semiannually through 2023. The Company previously reserved the full amount of the settlement in the quarter ended September 30, 2021, as disclosed in the Company’s quarterly report on Form 10-Q for such quarter, filed with the SEC on November 4, 2021. The SEC’s cease and desist order is available on the SEC’s website. In July 2022, the Company and SEC agreed to an alternative payment plan with the first two payments of $5 million to be paid in July 2022 and December 2022. The July 2022 payment has been made by the Company. The remainder of the payment plan is subject to determination. As of June 30, 2022 Company has reflected the remaining liability of $75 million in accrued expenses and other current liabilities and $25 million in other-long term liabilities on the consolidated balance sheets.
The legal and other professional costs the Company incurred during the three and six months ended June 30, 2022 in connection with the Internal Review and disclosed elsewhere in this Report include approximately $9.0 million and $19.6 million, respectively, expensed for Mr. Milton’s attorneys’ fees under his indemnification agreement with the Company. During the three and six months ended June 30, 2021 the Company expensed $3.2 million and $6.2 million, respectively for Mr. Milton's attorneys' fees under his indemnification agreement with the Company. As of June 30, 2022 and December 31, 2021, the Company accrued approximately $21.4 million and $22.7 million, respectively, in legal and other professional costs for Mr. Milton's attorneys' fees under his indemnification agreement. The Company expects to incur additional costs associated with its continued cooperation with the Staff of the Division of Enforcement and the SDNY in fiscal year 2022, which will be expensed as incurred and which could be significant in the periods in which they are recorded.

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
On July 29, 2021, the U.S. Attorney for the SDNY announced the unsealing of a criminal indictment charging Mr. Milton with two counts of securities fraud and one count of wire fraud. That same day, the SEC announced charges against Mr. Milton for alleged violations of federal securities laws. The Company has been informed that the SDNY investigation remains ongoing.
The Company cannot predict the ultimate outcome of the SDNY investigation or the litigation against Mr. Milton, nor can it predict whether any other governmental authorities will initiate separate investigations or litigation. The outcome of the SDNY investigation and any related legal and administrative proceedings could include a wide variety of outcomes, including the institution of administrative, civil injunctive or criminal proceedings involving the Company and/or current or former employees, officers and/or directors in addition to Mr. Milton, the imposition of fines and other penalties, remedies and/or sanctions, modifications to business practices and compliance programs and/or referral to other governmental agencies for other appropriate actions. It is not possible to accurately predict at this time when matters relating to the SDNY investigation will be completed, the final outcome of the SDNY investigation, what additional actions, if any, may be taken by the SDNY or by other governmental agencies, or the effect that such actions may have on the Company's business, prospects, operating results and financial condition, which could be material.
The SDNY investigation, including any matters identified in the Internal Review, could also result in (1) third-party claims against the Company, which may include the assertion of claims for monetary damages, including but not limited to interest, fees, and expenses, (2) damage to the Company's business or reputation, (3) loss of, or adverse effect on, cash flow, assets, goodwill, results of operations, business, prospects, profits or business value, including the possibility of certain of the Company's existing contracts being cancelled, (4) adverse consequences on the Company's ability to obtain or continue financing for current or future projects and/or (5) claims by directors, officers, employees, affiliates, advisors, attorneys, agents, debt holders or other interest holders or constituents of the Company or its subsidiaries, any of which could have a material adverse effect on the Company's business, prospects, operating results and financial condition.
Further, to the extent that these investigations and any resulting third-party claims yield adverse results over time, such results could jeopardize the Company's operations and exhaust its cash reserves, and could cause stockholders to lose their entire investment.
The Company intends to seek reimbursement from Mr. Milton for costs and damages arising from the actions that are the subject of the government and regulatory investigations.
Shareholder Securities Litigation
Beginning on September 15, 2020, six putative class action lawsuits were filed against the Company and certain of its current and former officers and directors, asserting violations of federal securities laws under Section 10(b) and Section 20(a) of the Exchange Act, and, in one case, violations of the Unfair Competition Law under California law (the “Shareholder Securities Litigation”). The complaints generally allege that the Company and certain of its officers and directors made false and/or misleading statements in press releases and public filings regarding the Company's business plan and prospects. The actions are: Borteanu v. Nikola Corporation, et al. (Case No. 2:20-cv-01797-JZB), filed by Daniel Borteanu in the United States District Court of the District of Arizona on September 15, 2020; Salem v. Nikola Corporation, et al. (Case No. 1:20-cv-04354), filed by Arab Salem in the United States District Court for the Eastern District of New York on September 16, 2020; Wojichowski v. Nikola Corporation, et al. (Case No. 2:20-cv-01819-DLR), filed by John Wojichowski in the United States District Court for the District of Arizona on September 17, 2020; Malo v. Nikola Corporation, et al. (Case No. 5:20-cv-02168), filed by Douglas Malo in the United States District Court for the Central District of California on October 16, 2020; and Holzmacher, et al. v. Nikola Corporation, et al. (Case No. 2:20-cv-2123-JJT), filed by Albert Holzmacher, Michael Wood and Tate Wood in the United States District Court for the District of Arizona on November 3, 2020, and Eves v. Nikola Corporation, et al. (Case No. 2:20-cv-02168-DLR), filed by William Eves in the United States District Court for the District of Arizona on November 10, 2020. In October 2020, stipulations by and among the parties to extend the time for the defendants to respond to the complaints until a lead plaintiff, lead counsel, and an operative complaint are identified were entered as orders in certain of the filed actions. On November 16, 2020 and December 8, 2020 respectively, orders in the Malo and Salem actions were entered to transfer the actions to the United States District Court for the District of Arizona.
On November 16, 2020, ten motions both to consolidate the pending securities actions and to be appointed as lead plaintiff were filed by putative class members. On December 15, 2020, the United States District Court for the District of Arizona consolidated the actions under lead case Borteanu v. Nikola Corporation, et al., No. CV-20-01797-PXL-SPL, and

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
appointed Angelo Baio as the “Lead Plaintiff”. On December 23, 2020, a motion for reconsideration of the Court’s order appointing the Lead Plaintiff was filed. On December 30, 2020, a petition for writ of mandamus seeking to vacate the District Court’s Lead Plaintiff order and directing the court to appoint another Lead Plaintiff was filed before the United States Court of Appeals for the Ninth Circuit, Case No. 20-73819. The motion for reconsideration was denied on February 18, 2021. On July 23, 2021, the Ninth Circuit granted in part the mandamus petition, vacated the district court’s December 15, 2020 order, and remanded the case to the District Court to reevaluate the appointment of a Lead Plaintiff. On November 18, 2021, the Court appointed Nikola Investor Group II as Lead Plaintiff and appointed Pomerantz LLP and Block & Leviton LLP as co-lead counsel. On December 10, 2021, the Court issued a scheduling order pursuant to which Lead Plaintiff’s Amended Complaint was due January 24, 2022, Defendants’ deadline to answer or otherwise respond was set for March 10, 2022 and Plaintiffs’ deadline to file any responsive memorandum was set for April 11, 2022 with any reply from Defendants due by May 11, 2022. On January 24, 2022, Lead Plaintiffs filed the Consolidated Amended Class Action Complaint. On February 5, 2022, the Court granted the parties’ joint application for an extension of the deadline for Defendants to file an answer or move to dismiss until April 8, 2022, with Plaintiffs’ opposition due 30 days following the filing of a motion to dismiss, and any reply from Defendants due 30 days following Plaintiffs’ opposition. In accordance with the Court’s scheduling order, Defendants filed their motions to dismiss on April 8, 2022. On May 9, 2022, Plaintiffs filed their opposition to Defendants' motions to dismiss, and on June 8, 2022, Defendants filed their reply briefs. The Court has not yet ruled on the motions.
Plaintiffs seek an unspecified amount in damages, attorneys’ fees, and other relief. The Company intends to vigorously defend itself. The Company is unable to estimate the potential loss or range of loss, if any, associated with these lawsuits, which could be material. On December 17, 2021, Lead Plaintiff filed a motion to lift the PSLRA stay of discovery. On January 18, 2022, Nikola filed its opposition to Lead Plaintiff’s motion to lift the PSLRA stay of discovery and on January 25, 2022, Lead Plaintiff filed its reply. On April 21, 2022, the Court denied Plaintiffs' motion to lift the PSLRA stay.
Derivative Litigation
Beginning on September 23, 2020, two purported shareholder derivative actions were filed in the United States District Court for the District of Delaware (Byun v. Milton, et al., Case No. 1:20-cv-01277-UNA; Salguocar v. Girsky et. al., Case No. 1:20-cv-01404-UNA), purportedly on behalf of the Company, against certain of the Company's current and former directors alleging breaches of fiduciary duties, violations of Section 14(a) of the Exchange Act, and gross mismanagement. The Byun action also brings claims for unjust enrichment and abuse of control, while the Salguocar action brings a claim for waste of corporate assets. On October 19, 2020, the Byun action was stayed until 30 days after the earlier of (a) the Shareholder Securities Litigation being dismissed in their entirety with prejudice; (b) defendants filing an answer to any complaint in the Shareholder Securities Litigation; or (c) a joint request by plaintiff and defendants to lift the stay. On November 17, 2020, the Byun and Salguocar actions were consolidated as In re Nikola Corporation Derivative Litigation, Lead Case No. 20-cv-01277-CFC. The consolidated action remains stayed.
On December 18, 2020, a purported shareholder derivative action was filed in the United States District Court for the District of Arizona, Huhn v. Milton et al., Case No. 2:20-cv-02437-DWL, purportedly on behalf of the Company, against certain of the Company’s current and former directors alleging breaches of fiduciary duties, violations of Section 14(a) of the Exchange Act, unjust enrichment, and against defendant Jeff Ubben, a member of the Company’s board of directors, insider selling and misappropriation of information. On January 26, 2021, the Huhn action was stayed until 30 days after the earlier of (a) the Shareholder Securities Litigation being dismissed in its entirety with prejudice; (b) defendants filing an answer to any complaint in the Shareholder Securities Litigation; or (c) a joint request by plaintiff and defendants to lift the stay.
On January 7, 2022, Barbara Rhodes, a purported stockholder of the Company, filed her Verified Stockholder Derivative Complaint in Delaware Chancery Court captioned Rhodes v. Milton, et al. and Nikola Corp., C.A. No. 2022-0023-KSJM (the “Rhodes Action”). On January 10, 2022, Zachary BeHage and Benjamin Rowe (together, the “BeHage Rowe Plaintiffs”), purported stockholders of the Company, filed their Verified Shareholder Derivative Complaint in Delaware Chancery Court captioned BeHage v. Milton, et al. and Nikola Corp., C.A. No. 2022-0045-KSJM (the “BeHage Rowe Action” together with the Rhodes Action, the “Related Actions”). The Related Actions are against certain of the Company’s current and former directors and allege breach of fiduciary duties, insider selling under Brophy, aiding and abetting insider selling, aiding and abetting breach of fiduciary duties, unjust enrichment, and waste of corporate assets. On January 28, 2022, Rhodes and the BeHage Rowe Plaintiffs filed a stipulation and proposed order for consolidation of the Related Actions. The proposed order states that Defendants need not answer, move, or otherwise respond to the complaints filed in the Related Actions and contemplates that counsel for Plaintiffs shall file a consolidated complaint or designate an operative complaint within fourteen

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
days of entry of an order consolidating these actions and shall meet and confer with counsel for Defendants or any other party regarding a schedule for Defendants to respond to the operative complaint. The proposed order was granted by the Court on February 1, 2022. On February 15, 2022, Rhodes and the BeHage Rowe Plaintiffs filed a Verified Consolidated Amended Stockholder Derivative Complaint in the Related Actions (the “Amended Complaint”). On April 4, 2022, the parties filed a stipulation and proposed order, pursuant to which the parties to the Related Actions agreed that Defendants need not answer, move, or otherwise respond to certain counts of the Amended Complaint. In accordance with the Court-ordered stipulation, Defendants filed their motions to stay the remaining counts of the Amended Complaint on April 13, 2022. Plaintiffs filed their oppositions on May 4, 2022, and Defendants filed their replies on May 25, 2022. In a bench ruling following a telephonic oral argument on June 1, 2022, the Court granted Defendants' motions to stay the remaining counts of the Amended Complaint. The Court ordered the Defendants to submit a status report on October 31, 2022, or within three days of receipt of a decision on the motions to dismiss in the Shareholder Securities Litigation, whichever comes first, in which Defendants can request a continued stay of the Related Actions. On March 10, 2022, Michelle Brown and Crisanto Gomes (together, the “Brown & Gomes Plaintiffs”), purported stockholders of the Company, filed a Verified Shareholder Derivative Complaint in Delaware Chancery Court captioned Brown v. Milton, et al. and Nikola Corp., C.A. No. 2022-0223-KSJM (the “Brown & Gomes Action”). The Brown & Gomes Action is against certain of the Company’s current and former directors and alleges claims against those defendants for purported breaches of fiduciary duty and unjust enrichment. On March 14, 2022, the Brown & Gomes Plaintiffs notified the court in the Related Actions of their belief that the Brown & Gomes Action properly belongs as part of the consolidated Related Actions.
The complaints seek unspecified monetary damages, costs and fees associated with bringing the actions, and reform of the Company's corporate governance, risk management and operating practices. The Company intends to vigorously defend against the foregoing complaints. The Company is unable to estimate the potential loss or range of loss, if any, associated with these lawsuits, which could be material.
In addition, on March 8, 2021, the Company received a demand letter from a law firm representing a purported stockholder of the Company alleging facts and claims substantially the same as many of the facts and claims in the filed derivative shareholder lawsuit. The demand letter requests that the board of directors (i) undertake an independent internal investigation into certain board members and management’s purported violations of Delaware and/or federal law; and (ii) commence a civil action against those members of the board and management for alleged fiduciary breaches. In April 2021, the board of directors formed a demand review committee, consisting of independent directors Bruce L. Smith, and Mary L. Petrovich, to review such demands and provide input to the Company and retained independent counsel. There can be no assurance as to whether any litigation will be commenced by or against the Company by the purported shareholder with respect to the claims set forth in the demand letter, or whether any such litigation could be material.
Books and Record Demands Pursuant to Delaware General Corporation Law Section 220
The Company has received a number of demand letters pursuant to Section 220 of the Delaware General Corporation Law (“DGCL”), seeking disclosure of certain of the Company’s records. The Company has responded to those demands, stating its belief that the demand letters fail to fully comply with the requirements of Section 220 of the DGCL. However, in the interest of resolution and while preserving all rights of the defendants, the Company has engaged in negotiations with the shareholders, and has provided certain information that the Company had reasonably available to it.
On January 15, 2021, Plaintiff Frances Gatto filed a complaint in Delaware Chancery Court seeking to compel inspection of books and records pursuant to Section 220 of the DGCL. On January 26, 2021, Plaintiff’s counsel and the Company filed a joint letter, notifying the Court that the parties are engaged in dialogue regarding Plaintiff’s demand, and the Company need not answer or otherwise respond to the complaint at this time. On October 20, 2021, Plaintiff dismissed the action without prejudice.
On October 8, 2021, Plaintiffs Zachary BeHage and Benjamin Rowe filed a complaint in Delaware Chancery Court seeking to compel inspection of books and records pursuant to Section 220 of the DGCL. On October 19, 2021, Plaintiffs’ counsel and the Company filed a joint letter, notifying the Court that the parties are engaged in dialogue regarding Plaintiffs’ demand, and the Company need not answer or otherwise respond to the complaint at this time. On January 14, 2022, Plaintiffs dismissed the action without prejudice.

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
On January 19, 2022, Plaintiff Melissa Patel filed a complaint in Delaware Chancery Court seeking to compel inspection of books and records pursuant to Section 220 of the DGCL. On February 20, 2022, the parties filed a stipulation and proposed order of dismissal without prejudice, which the court granted on February 21, 2022.
Commitments and Contingencies
Coolidge Land Conveyance
In February 2019, the Company was conveyed 430 acres of land in Coolidge, Arizona, by Pinal Land Holdings ("PLH"). The purpose of the land conveyance was to incentivize the Company to locate its manufacturing facility in Coolidge, Arizona, and provide additional jobs to the region. The Company fulfilled its requirement to commence construction within the period defined by the agreement and is required to complete construction of the manufacturing facility within five years of February 2019 (the “Manufacturing Facility Deadline”).
If the Company fails to meet the Manufacturing Facility Deadline, the Company may extend the completion deadline by paying PLH $0.2 million per month, until construction is completed (the "Monthly Payment Option"). The extension of the Manufacturing Facility Deadline beyond two years will require express written consent of PLH. If the Company does not exercise the Monthly Payment Option, fails to make timely payments on the Monthly Payment Option, or fails to complete construction by the extended Manufacturing Facility Deadline, PLH is entitled to either the $4.0 million security deposit or may reacquire the land and property at the appraised value to be determined by independent appraisers selected by the Company and PLH.
FCPM License
In the third quarter of 2021, the Company entered into a fuel cell power module ("FCPM") license to intellectual property that will be used to adapt, further develop and assemble FCPMs. Payments for the license will be due in installments ranging from 2022 to 2023. As of June 30, 2022, the Company accrued $20.9 million in "Accrued expenses and other current liabilities" and $10.5 million in "Other long-term liabilities" on the consolidated balance sheets.
10. NET LOSS PER SHARE
The following table sets forth the computation of the basic and diluted net loss per share for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Numerator:
Net loss	$(172,997)	$(143,231)	$(325,938)	$(263,455)
Less: revaluation of warrant liability	—	—	—	—
Adjusted net loss	$(172,997)	$(143,231)	$(325,938)	$(263,455)
Denominator:
Weighted average shares outstanding, basic	425,323,391	394,577,711	420,266,181	393,390,377
Dilutive effect of common stock issuable from assumed exercise of warrants	—	—	—	—
Weighted average shares outstanding, diluted	425,323,391	394,577,711	420,266,181	393,390,377
Net loss per share:
Basic	$(0.41)	$(0.36)	$(0.78)	$(0.67)
Diluted	$(0.41)	$(0.36)	$(0.78)	$(0.67)
Basic net loss per share is computed by dividing net loss for the period by the weighted-average number of common shares outstanding during the period.

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Diluted net loss per share is computed by dividing the net loss, adjusted for the revaluation of warrant liability for the private warrants, by the weighted average number of common shares outstanding for the period, adjusted for the dilutive effect of shares of common stock equivalents resulting from the assumed exercise of the warrants. The treasury stock method was used to calculate the potential dilutive effect of these common stock equivalents.
Potentially dilutive shares were excluded from the computation of diluted net loss when their effect was antidilutive. The following outstanding common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have been anti-dilutive.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Convertible Notes (on an as-converted basis)	22,872,040	—	22,872,040	—
Outstanding warrants	760,915	760,915	760,915	760,915
Stock options, including performance stock options	28,683,739	29,559,690	28,683,739	29,559,690
Restricted stock units, including market based RSUs	32,262,297	23,262,974	32,262,297	23,262,974
Total	84,578,991	53,583,579	84,578,991	53,583,579
11. SUBSEQUENT EVENTS
Settlement of Price Differential
In accordance with the Amended MIPA, the second price differential with the WVR Sellers was settled on July 1, 2022, for $6.6 million.
Proposed Business Combination
The Company entered into an Agreement and Plan of Merger and Reorganization dated July 30, 2022 (the "Merger Agreement") with Romeo Power, Inc. ("Romeo") and J Purchaser Corp (“Purchaser”), a wholly-owned subsidiary of the Company. Headquartered in Cypress, California, Romeo is an energy storage technology company focused on designing and manufacturing lithium-ion battery modules and packs for commercial vehicle applications. Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser will commence an exchange offer (the “Offer”) to acquire all of the issued and outstanding shares of Romeo common stock for the right to receive 0.1186 of a share (the "Exchange Ratio") of the Company's common stock, representing an equity value of approximately $144 million based on Romeo's July 29, 2022 closing share price. At the effective time of the Merger (the “Effective Time”), each then-outstanding share of Romeo common stock, other than Romeo common stock held in treasury, by the Company, Purchaser, Romeo or their respective subsidiaries immediately before the Effective Time, will be cancelled and converted into the right to receive a number of shares of Company common stock equal to the Exchange Ratio
The Merger Agreement provides that at the Effective Time, (i) each outstanding option (whether or not vested or exercisable) relating to Romeo common stock will be cancelled and the holders will not be entitled to receive any consideration, (ii) each restricted stock unit and performance stock unit relating to Romeo common stock will be assumed by the Company and converted into a corresponding award with respect to Company common stock (with the number of shares subject to such award equitably adjusted based on the Exchange Ratio) (all performance-based vesting conditions shall be deemed satisfied at the greater of the “earned” or “target” performance levels) and (iii) each Romeo warrant exercisable for Romeo common stock will be assumed by the Company and converted into a corresponding warrant denominated in shares of Company common stock (with the number of warrants and exercise price being adjusted based on the Exchange Ratio). The Merger Agreement may be terminated by the Company or Romeo in accordance with its terms and provides for the payment of termination fees and reimbursement of expenses under certain circumstances.
The transaction is expected to be completed by the end of October 2022, subject to tender by Romeo's stockholders of shares representing a majority of the outstanding Romeo common stock, and customary closing conditions, including regulatory approval, with preliminary purchase price accounting reflected in the Company's Form 10-K for the period ending December 31, 2022.

NIKOLA CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Concurrently with the execution of the Merger Agreement, Romeo and Romeo Systems, Inc., a Delaware corporation and a wholly-owned subsidiary of Romeo (“Romeo Systems”), entered into a Loan and Security Agreement (the “Loan Agreement”) with the Company as the lender. The Loan Agreement provides for a liquidity support senior secured debt facility (the “Facility”) in an aggregate principal amount of up to $30.0 million (subject to certain incremental increases of up to $20.0 million), which shall be available for drawing subject to certain terms and conditions set forth in the Loan Agreement. Loans under The Facility may be made until the earlier of (a) six months from the date of the execution and delivery of the Merger Agreement and the Loan Agreement and (b) the date of the termination of the Merger Agreement. All amounts outstanding under the Facility will be due on terminates upon the earlier of (a) the date that is the six-month anniversary of the termination of the Merger Agreement and (b) July 30, 2023, subject to acceleration upon the occurrence of certain events set forth in the Facility Loan Agreement. Interest will be payable on borrowings under the Facility at daily SOFR plus 8.00%
Romeo’s obligations under the Loan Agreement are secured by substantially all personal property assets of Romeo and Romeo Systems, subject to certain customary exclusions.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This report contains forward-looking statements and can be identified by the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” "will", and similar expressions. These are statements that relate to future periods and include our financial and business performance; expected timing with respect to the expansion of our manufacturing facilities, joint venture with Iveco and production and attributes of our BEV and FCEV trucks; expectations regarding our hydrogen fuel station rollout plan and hydrogen strategy; timing of completion of validation testing, volume production and other milestones; securing components for our trucks on acceptable terms and in a timely manner, or at all; changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; planned collaboration with our business partners; our future capital requirements and sources and uses of cash; the potential outcome of investigations, litigation, complaints, product liability claims and/or adverse publicity; the implementation, market acceptance and success of our business model; developments relating to our competitors and industry; the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto; our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; our ability to obtain funding for our operations; the outcome of any known and unknown regulatory proceedings; our business, expansion plans and opportunities; changes in applicable laws or regulations; our expectations regarding the potential closing of our recently announced proposed acquisition of Romeo Power, Inc. (“Romeo”) and the potential benefits of the proposed transaction; and anticipated trends and challenges in our business and the markets in which we operate.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected. These risks and uncertainties include, but are not limited to, those risks discussed in Item 1A of this report, as well as our ability to execute our business model, including market acceptance of our planned products and services; changes in applicable laws or regulations; risks associated with the outcome of any legal, regulatory, or judicial proceeding; the effect of the COVID-19 pandemic on our business; supply chain constraints; the impact of inflation; our ability to raise capital; our ability to compete; the success of our business collaborations; regulatory developments in the United States and foreign countries; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; the ability to close our proposed acquisition of Romeo on a timely basis or at all; our ability to achieve the intended benefits of our proposed acquisition of Romeo; and our history of operating losses. These forward-looking statements speak only as of the date hereof. We expressly disclaim any obligation or undertaking to update any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
In this report, all references to “Nikola,” “we,” “us,” or “our” mean Nikola Corporation.
Nikola™ is a trademark of Nikola Corporation. We also refer to trademarks of other corporations and organizations in this report.
The below discussion should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2021.
Overview
We are a technology innovator and integrator, working to develop innovative energy and transportation solutions. We are pioneering a business model that will enable corporate customers to integrate next-generation truck technology, hydrogen fueling infrastructure, and related maintenance. By creating this ecosystem, we and our strategic business partners and suppliers hope to build a long-term competitive advantage for clean technology vehicles and next generation fueling solutions.
Our expertise lies in design, innovation, and software and engineering. We assemble, integrate, and commission our vehicles in collaboration with our business partners and suppliers. Our approach includes leveraging strategic partnerships to help lower cost, increase capital efficiency and increase speed to market.
We operate in two business units: Truck and Energy. The Truck business unit is developing and commercializing BEV and FCEV Class 8 trucks that provide environmentally friendly, cost-effective solutions to the short, medium and long haul trucking sector. The Energy business unit is primarily developing a hydrogen fueling ecosystem and charging stations to support our BEV and FCEV customers.
Our planned hydrogen fueling ecosystem is expected to include hydrogen production and/or hydrogen procurement, hydrogen distribution, and hydrogen storage and dispensing. As part of our hydrogen strategy, on June 22, 2021, we entered into a purchase agreement ("Offtake Agreement") with Wabash Valley Resources LLC (“WVR”), pursuant to which WVR agreed to sell to us, and we agreed to purchase from WVR, hydrogen to be produced from the hydrogen production facility being developed by WVR in West Terre Haute, Indiana (the "Plant"), once completed.
During 2020, we established a joint venture with Iveco, a subsidiary of CNHI, Nikola Iveco Europe GmbH. Our joint venture with Iveco provides us with the manufacturing infrastructure to build BEV trucks for the North American market in addition to that of our greenfield manufacturing facility in Coolidge, Arizona. The operations of the joint venture commenced during the fourth quarter of 2020. During the second quarter of 2021, the joint venture completed the construction of the manufacturing facility and started trial production for the Nikola Tre BEV on the assembly line in Ulm, Germany.
We expect both our capital and operating expenditures will increase significantly in connection with our ongoing activities, as we:
•    commercialize our heavy-duty trucks and other products;
•    expand and maintain manufacturing facilities and equipment;
•    invest in servicing our vehicles under warranty including repairs and service parts
•    develop hydrogen fueling stations;
•    continue to invest in our technology;
•    increase our investment in marketing and advertising, sales, and distribution infrastructure for our products and services;
•    maintain and improve our operational, financial and management information systems;
•    hire additional personnel;
•    obtain, maintain, expand, and protect our intellectual property portfolio; and
•    operate as a public company.
Recent Developments
On August 1, 2022, we entered into a definitive merger agreement with Romeo (NYSE: RMO) in an all-stock transaction. The proposed merger values 100% of Romeo’s equity at approximately $144 million based on Romeo's July 29, 2022 closing share price. The transaction is expected to be completed by the end of October 2022, subject to tender by Romeo's stockholders of shares representing a majority of the outstanding Romeo common stock, and customary closing conditions, including regulatory approval. The merger is expected to allow us to secure control of critical battery pack engineering and production to meet internal demand.
Romeo is headquartered in Cypress, California, and manufactures battery modules, packs, and battery management systems ("BMS") for commercial vehicle applications. As Romeo's largest production customer, we expect the proposed merger will allow for significant operational improvements and cost reductions in our battery pack production. The addition of Romeo's battery and BMS engineering capabilities are also expected to support accelerated product development and improved customer experience. See Note 11 to our Unaudited Consolidated Financial Statements included elsewhere in this Quarterly Report on Form 10-Q for more information.

Key Factors Affecting Operating Results
We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section titled “Risk Factors.”
We started serial production at our Coolidge manufacturing facility in March 2022 and began sales of Tre BEV trucks in the second quarter of 2022. In the second quarter, we produced 50 Tre BEV trucks and shipped 48 Tre BEV trucks to our dealer network.
We continue to experience supply chain shortages and related challenges, including battery cells and packs, integrated circuits, vehicle control chips, and displays. While the availability of certain vital components has somewhat improved, increased commodity pricing on battery cells and other components is putting significant strain on the supply chain system. These factors has delayed and may continue to cause delays in the availability of Nikola Tre BEV trucks and impact our ability to generate revenue. Furthermore, there is no guarantee we can successfully pass through increased component costs to customers and how that may impact their decision to purchase our trucks.
We sell our trucks to dealers in our network and rely on the dealers to sell them to end users. As we recently began sales of our Tre BEV, we may experience delays in receiving additional purchase orders from our dealers. The end users of the Tre BEV will need to continuously assess their charging capacity and may need to build or expand infrastructure prior to ordering or receiving trucks from the dealers. Dealers have and may continue to experience delays in receiving proceeds from the California Hybrid Zero Emission Truck and Voucher Incentive Program ("HVIP"), and may experience delays receiving proceeds from the New York Truck Voucher Incentive Program ("NYTVIP"), which many of them are leveraging for the first time. To qualify for the HVIP and NYTVIP, the dealers are required to complete extensive training, initiate and complete applications for each sales order, and complete the voucher redemption process upon delivery to the end user. In addition, there may be delays in end user purchase orders due to general economic conditions, which in turn could delay dealer purchase orders issued to us.
We also require substantial additional capital to develop our products, including the Tre FCEV trucks, and services and fund operations for the foreseeable future. Until we can generate sufficient revenue, we expect to finance our operations through a combination of existing cash on hand, follow-on public offerings, private placements, debt financings, strategic partnerships, and licensing arrangements. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our development efforts.
Basis of Presentation
Currently, we conduct business through one operating segment. See Note 2 in our Annual Report on Form 10-K for the year ended December 31, 2021 for more information.
Components of Results of Operations
Revenues
Truck sales: During the three and six months ended June 30, 2022, our truck sales were derived from deliveries of our Tre BEV trucks.
Service and other: We began generating sales from deliveries of Mobile Charging Trailers ("MCTs") to dealers and customers in the first quarter of 2022.
Cost of Revenues
Truck sales: Cost of revenue includes direct parts, material and labor costs, manufacturing overhead, including amortized tooling costs and depreciation of our Coolidge manufacturing facilities, shipping costs and reserves for estimated warranty expenses and inventory write-downs.
Service and other: Cost of revenues related to MCT sales primarily include direct materials, outsourced manufacturing services, and fulfillment costs.

Research and Development Expense
Research and development expenses consist primarily of costs incurred for the discovery and development of our vehicles, which include:
•    Fees paid to third parties such as consultants and contractors for outside development;
•    Expenses related to materials, supplies and third-party services, including prototype tooling and non-recurring engineering;
•    Personnel related expenses, including salaries, benefits, and stock-based compensation expense, for personnel in our engineering and research functions;
•    Depreciation for prototyping equipment and R&D facilities; and
•Expenses related to operating the Coolidge manufacturing facility until the start of commercial production. With the start of commercial production of the Tre BEV, manufacturing costs, including labor and overhead, as well as inventory-related expenses related to the Tre BEV trucks, and related facility costs, are no longer recorded in research and development but are reflected in cost of revenues.
During the three and six months ended June 30, 2022, our research and development expenses have primarily been incurred in the development of our FCEV trucks.
We expect our research and development costs to increase for the foreseeable future as we continue to invest to achieve our technology and product roadmap goals.
Selling, General, and Administrative Expense
Selling, general, and administrative expenses consist of personnel related expenses for our corporate, executive, finance, and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, amortization, travel, and marketing costs. Personnel related expenses consist of salaries, benefits, and stock-based compensation.
We expect our selling, general, and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company.
Interest Expense, net
Interest expense consists of interest on our debt, financing obligation and finance lease liabilities. Interest income consists primarily of interest received or earned on our cash and cash equivalents balances.
Revaluation of Warrant Liability
The revaluation of warrant liability includes net gains and losses from the remeasurement of the warrant liability. Warrants recorded as liabilities are recorded at their fair value and remeasured at each reporting period.
Other Income (Expense), net
Other income, net consists primarily of other miscellaneous non-operating items, such as government grants, subsidies, merchandising, revaluation gains and losses on derivatives, foreign currency gains and losses, and unrealized gains and losses on investments.
Income Tax Expense
Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. Due to cumulative losses, we maintain a valuation allowance against our U.S. and state deferred tax assets.
Equity in Net Loss of Affiliates
Equity in net loss of affiliates consists of our portion of net gains and losses from equity method investments.

Results of Operations
Comparison of Three Months Ended June 30, 2022 to Three Months Ended June 30, 2021
The following table sets forth our historical operating results for the periods indicated:

	Three Months Ended June 30,		$	%
	2022	2021	Change	Change
	(in thousands, except share and per share data)
Revenues:
Truck sales	$17,383	$—	$17,383	NM
Service and other	751	—	751	NM
Total revenues	18,134	—	18,134	NM
Cost of revenues:
Truck sales	46,781	—	46,781	NM
Service and other	610	—	610	NM
Total cost of revenues	47,391	—	47,391	NM
Gross loss	(29,257)	—	(29,257)	NM
Operating expenses:
Research and development	63,106	67,726	(4,620)	(6.8)%
Selling, general, and administrative	79,868	70,672	9,196	13.0%
Total operating expenses	142,974	138,398	4,576	3.3%
Loss from operations	(172,231)	(138,398)	(33,833)	24.4%
Other income (expense):
Interest expense, net	(2,808)	(92)	(2,716)	NM
Revaluation of warrant liability	3,341	(2,511)	5,852	(233.1)%
Other income (expense), net	(27)	(1,102)	1,075	NM
Loss before income taxes and equity in net loss of affiliates	(171,725)	(142,103)	(29,622)	20.8%
Income tax expense	2	2	—	NM
Loss before equity in net loss of affiliates	(171,727)	(142,105)	(29,622)	20.8%
Equity in net loss of affiliates	(1,270)	(1,126)	(144)	12.8%
Net loss	$(172,997)	$(143,231)	$(29,766)	20.8%

Net loss per share:
Basic	$(0.41)	$(0.36)	$(0.05)	NM
Diluted	$(0.41)	$(0.36)	$(0.05)	NM
Weighted-average shares outstanding:
Basic	425,323,391	394,577,711	30,745,680	NM
Diluted	425,323,391	394,577,711	30,745,680	NM
Revenues
Revenues were $18.1 million during the three months ended June 30, 2022, consisting of $17.4 million in truck sales driven by sales of Tre BEV trucks and $0.8 million in service and other sales driven by deliveries of MCT units.
Cost of Revenues
Truck Sales
Cost of revenues related to truck sales were $46.8 million during the three months ended June 30, 2022. Truck cost of revenues includes direct materials, freight and duties for transportation of purchased parts, manufacturing labor and overhead including Coolidge plant facility costs and depreciation, inventory write-downs for net realizable value and obsolescence, and reserves for estimated warranty expenses. Given our inventory is stated at net realizable value, which is currently lower than the actual cost, any overhead including freight is expensed in the period incurred as opposed to being capitalized into inventory.

With the start of production late in first quarter of 2022, we have experienced high fixed costs due to low volumes produced and have relied on expedited air freight to meet production deadlines. These costs are expected to decrease as we increase volumes and mature our supply chain logistics.
Service and other
Cost of revenues related to service and other revenue were $0.6 million during the three months ended June 30, 2022, driven by direct materials, outsourced services, and fulfillment costs related to the MCTs delivered in the second quarter of 2022.
Research and Development
Research and development expenses decreased by $4.6 million, or 6.8%, from $67.7 million during the three months ended June 30, 2021 to $63.1 million during the three months ended June 30, 2022. The decrease was primarily due to a decrease in outside development of $16.1 million, partially offset by an increase in personnel expenses of $7.0 million driven by growth in our in-house engineering headcount and an increase of $3.9 million in purchased materials for FCEV builds.
Selling, General, and Administrative
Selling, general, and administrative expenses increased by $9.2 million, or 13.0%, from $70.7 million during the three months ended June 30, 2021 to $79.9 million during the three months ended June 30, 2022. The increase was driven by an increase in personnel expense of $3.3 million and stock based compensation of $3.2 million due to an increase in headcount, and an increase in legal expenses of $3.0 million. These increases were partially offset by a decrease of $2.6 million related to the non-cash commitment share issuance costs related to the equity line of credit with Tumim Stone Capital LLC during the second quarter of 2021.
Interest Expense, net
Interest expense, net increased by $2.7 million from $0.1 million during the three months ended June 30, 2021 to $2.8 million during the three months ended June 30, 2022. Interest expense increased due to interest on our Convertible Notes, Promissory Note, Collateralized Promissory Note and financing obligation.
Revaluation of Warrant Liability
The revaluation of warrant liability increased $5.9 million, from a $2.5 million loss during the three months ended June 30, 2021 to a $3.3 million gain during the three months ended June 30, 2022, resulting from changes in fair value of our warrant liability.
Other Income (Expense), net
Other income, net increased by $1.1 million from $1.1 million net expense during the three months ended June 30, 2021 to $0.03 million net expense during the three months ended June 30, 2022. The increase is primarily related to government grant income and gains from foreign currency translation. These increases were partially offset by a loss on revaluation of derivatives and write off of unamortized debt issuance costs on the Promissory Note.
Income Tax Expense
Income tax expense was immaterial for the three months ended June 30, 2022 and 2021. We have accumulated net operating losses at the federal and state level and maintain a full valuation allowance against our net deferred taxes.
Equity in Net Loss of Affiliates
Equity in net loss of affiliates increased by $0.1 million, from $1.1 million for the three months ended June 30, 2021 to $1.3 million for the three months ended June 30, 2022. The increase was driven by additional losses in the current period related to Nikola Iveco Europe GmbH and WVR.

Comparison of Six Months Ended June 30, 2022 to Six Months Ended June 30, 2021
The following table sets forth our historical operating results for the periods indicated:

	Six Months Ended June 30,		$	%
	2021	2020	Change	Change
	(dollar amounts in thousands)
Revenues:
Truck sales	$17,383	$—	$17,383	NM
Service and other	2,638	—	2,638	NM
Total revenues	20,021	—	20,021	NM
Cost of revenues:
Truck sales	46,781	—	46,781	NM
Service and other	2,066	—	2,066	NM
Total cost of revenues	48,847	—	48,847	NM
Gross loss	(28,826)	—	(28,826)	NM
Operating expenses:
Research and development	137,663	122,889	14,774	12.0%
Selling, general, and administrative	157,051	136,099	20,952	15.4%
Total operating expenses	294,714	258,988	35,726	13.8%
Loss from operations	(323,540)	(258,988)	(64,552)	24.9%
Other income (expense):
Interest expense, net	(3,019)	(101)	(2,918)	NM
Revaluation of warrant liability	2,907	(1,560)	4,467	(286.3)%
Other income (expense), net	1,806	(883)	2,689	NM
Loss before income taxes and equity in net loss of affiliate	(321,846)	(261,532)	(60,314)	23.1%
Income tax expense	2	3	(1)	NM
Loss before equity in net loss of affiliate	(321,848)	(261,535)	(60,313)	23.1%
Equity in net loss of affiliate	(4,090)	(1,920)	(2,170)	113.0%
Net loss	$(325,938)	$(263,455)	$(62,483)	23.7%

Net loss per share attributable to common stockholders:
Basic	$(0.78)	$(0.67)	$(0.11)	NM
Diluted	$(0.78)	$(0.67)	$(0.11)	NM
Weighted-average shares outstanding:
Basic	420,266,181	393,390,377	26,875,804	NM
Diluted	420,266,181	393,390,377	26,875,804	NM
Revenues
Revenues were $20.0 million during the six months ended June 30, 2022, consisting of $17.4 million in truck sales driven by sales of Tre BEV trucks and $2.6 million in service and other sales driven by deliveries of MCT units.
Cost of Revenues
Truck sales
Cost of revenues related to truck sales were $46.8 million during the six months ended June 30, 2022. Truck cost of revenues includes direct materials, freight and duties for transportation of purchased parts, manufacturing labor and overhead including Coolidge plant facility costs and depreciation, inventory write-downs for net realizable value and obsolescence, and reserves for estimated warranty expenses. Given our inventory is stated at net realizable value, which is currently lower than the actual cost, any overhead including freight is expensed in the period incurred as opposed to being capitalized into inventory.

With the start of production late in first quarter of 2022, we have experienced high fixed costs due to low volumes produced and have relied on expedited air freight to meet production deadlines. These costs are expected to decrease as we increase volumes and mature our supply chain logistics.
Service and other
Cost of revenues related to service and other revenue were $2.1 million during the six months ended June 30, 2022, driven by direct materials, outsourced services, and fulfillment costs related to the MCTs deliveries.
Research and Development
Research and development expenses increased by $14.8 million, or 12.0%, from $122.9 million during the six months ended June 30, 2021 to $137.7 million during the six months ended June 30, 2022. This increase was primarily due to increased personnel costs of $17.9 million driven by growth in our in-house engineering headcount. We also incurred $13.9 million in higher spend on prototype parts and components and associated freight and duties, related to Tre BEV and FCEV prototype builds. Additional increases were driven by travel, professional services and tooling, as well as higher depreciation and occupancy costs. These increases were partially offset by a decrease of $19.8 million in outside development and a decrease of $3.2 million in stock based compensation.
Selling, General, and Administrative
Selling, general, and administrative expenses increased by $21.0 million, or 15.4%, from $136.1 million during the six months ended June 30, 2021 to $157.1 million during the six months ended June 30, 2022. The increase was primarily related to higher personnel costs of $8.4 million and stock based compensation expense of $8.0 million driven by growth in headcount. Additionally, there was an increase in general corporate expenses related to professional services, marketing, legal expenses, travel, business insurance and freight, partially offset by the non-cash commitment share issuance costs related to the equity line of credit with Tumim Stone Capital LLC during the second quarter of 2021.
Interest Income (Expense), net
Interest expense, net increased by $2.9 million from $0.1 million during the three months ended June 30, 2021 to $3.0 million during the three months ended June 30, 2022. Interest expense increased due to interest on our Convertible Notes, Promissory Note, Collateralized Promissory Note and financing obligation.
Revaluation of Warrant Liability
The revaluation of warrant liability increased $4.5 million, from a $1.6 million loss during the six months ended June 30, 2021 to a $2.9 million gain during the six months ended June 30, 2022 resulting from changes in fair value of our warrant liability.
Other Income (Expense), net
Other income, net increased by $2.7 million from $0.9 million net expense during the three months ended June 30, 2021 to $1.8 million net income during the three months ended June 30, 2022. The increase is primarily related to government grant income and gains from foreign currency translation. These increases were partially offset by a loss on revaluation of derivatives and write off of unamortized debt issuance costs on the Promissory Note.
Income Tax Expense
Income tax expense was immaterial for the six months ended June 30, 2022 and 2021. We have accumulated net operating losses at the federal and state level and maintain a full valuation allowance against our net deferred taxes.
Equity in Net Loss of Affiliates
Equity in net loss of affiliates increased by $2.2 million, from $1.9 million for the three months ended June 30, 2021 to $4.1 million for the three months ended June 30, 2022. The increase was driven by additional losses in the current period related to Nikola Iveco Europe GmbH and WVR.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating operational performance. We use the following non-GAAP financial information to evaluate ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing operating performance.
EBITDA and Adjusted EBITDA
“EBITDA” is defined as net loss before interest income or expense, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other items determined by management. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.
The following table reconciles net loss to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Net loss	$(172,997)	$(143,231)	$(325,938)	$(263,455)
Interest expense, net	2,808	92	3,019	101
Income tax expense	2	2	2	3
Depreciation and amortization	6,565	1,905	9,676	3,710
EBITDA	(163,622)	(141,232)	(313,241)	(259,641)
Stock-based compensation	54,841	52,670	108,369	102,936
Revaluation of financial instruments	196	2,511	192	1,560
Equity in net loss of affiliates	1,270	1,126	4,090	1,920
Regulatory and legal matters (1)	12,970	11,019	27,092	25,885
Adjusted EBITDA	$(94,345)	$(73,906)	$(173,498)	$(127,340)
(1) Regulatory and legal matters include legal, advisory, and other professional service fees incurred in connection with the short-seller article from September 2020, and investigations and litigation related thereto.
Non-GAAP Net Loss and Non-GAAP Net Loss Per Share, Basic and Diluted
Non-GAAP net loss and non-GAAP net loss per share, basic and diluted are presented as supplemental measures of our performance. Non-GAAP net loss is defined as net loss attributable to common stockholders, basic and diluted adjusted for stock compensation expense and other items determined by management. Non-GAAP net loss per share, basic and diluted, is defined as non-GAAP net loss divided by weighted average shares outstanding, basic and diluted.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands, except share and per share data)
Net loss	$(172,997)	$(143,231)	$(325,938)	$(263,455)
Stock-based compensation	54,841	52,670	108,369	102,936
Revaluation of financial instruments	196	2,511	192	1,560
Regulatory and legal matters(1)	12,970	11,019	27,092	25,885
Non-GAAP net loss	$(104,990)	$(77,031)	$(190,285)	$(133,074)
Non-GAAP net loss per share:
Basic	$(0.25)	$(0.20)	$(0.45)	$(0.34)
Diluted	$(0.25)	$(0.20)	$(0.45)	$(0.34)
Weighted average shares outstanding:
Basic	425,323,391	394,577,711	420,266,181	393,390,377
Diluted	425,323,391	394,577,711	420,266,181	393,390,377
(1) Regulatory and legal matters include legal, advisory, and other professional service fees incurred in connection with the short-seller article from September 2020, and investigations and litigation related thereto.
Liquidity and Capital Resources
Since inception, we financed our operations primarily from the sales of redeemable convertible preferred stock and common stock, the Business Combination, a private placement with investors (the "PIPE"), proceeds from the Tumim Purchase Agreements, and redemption of warrants, and debt. As of June 30, 2022, our principal sources of liquidity were our cash and cash equivalents in the amount of $441.8 million. During the second quarter of 2022, we completed a private placement of $200.0 million aggregate principal amount of unsecured 8.00% / 11.00% convertible senior PIK toggle notes (the "Convertible Notes"), which will mature on May 31, 2026. Net proceeds from the issuance were $183.2 million.
During 2021, we entered into a common stock purchase agreement with Tumim (the "First Tumim Purchase Agreement") allowing us to issue shares of our common stock to Tumim for proceeds of up to $300.0 million. During the three and six months ended June 30, 2022, we sold 13,604,600 and 17,248,244 shares of common stock, respectively, for proceeds of $96.3 million and $123.7 million, respectively, under the terms of the First Tumim Purchase Agreement. As of June 30, 2022 we have issued in aggregate 31,461,742 shares of common stock to Tumim under the terms of the First Tumim Purchase Agreement for gross proceeds of $287.5 million, excluding the 155,703 commitment shares issued to Tumim as consideration for its irrevocable commitment to purchase shares of our common stock under the First Tumim Purchase Agreement. As of June 30, 2022, there were 3,420,990 registered shares remaining and a remaining commitment available under the First Tumim Purchase Agreement of $12.5 million.
Additionally, during 2021, we entered into a second common stock purchase agreement with Tumim (the "Second Tumim Purchase Agreement" and, together with the First Tumim Purchase Agreement, the "Tumim Purchase Agreements") allowing us to issue shares of our common stock to Tumim for proceeds of up to an additional $300.0 million, provided that certain conditions have been met. These conditions include effectiveness of a registration statement covering the resale of shares of common stock that have been and may be issued under the Second Tumim Purchase Agreement and termination of the First Tumim Purchase Agreement. As of June 30, 2022, we have not sold any shares of common stock to Tumim under the terms of the Second Tumim Purchase Agreement with 28,790,787 registered shares remaining and a remaining commitment of $300.0 million available.
Short-Term Liquidity Requirements
As of June 30, 2022, our current assets were $545.4 million consisting primarily of cash and cash equivalents of $441.8 million, and our current liabilities were $253.6 million primarily comprised of accrued expenses and accounts payables.
We believe our cash and cash equivalents will be sufficient to continue to execute our business strategy over the next twelve-month period by completing the development and industrialization of the BEV truck, completing phase one construction of our greenfield manufacturing facility, completing the construction of a pilot commercial hydrogen station and hiring of personnel.
However, actual results could vary materially and negatively as a result of a number of factors, including:
•our ability to manage the costs of manufacturing and servicing the BEV trucks;
•revenue received from sales of our BEV trucks;

•the costs of expanding and maintaining our manufacturing facility and equipment;
•our warranty claims experience should actual warranty claims differ significantly from estimates;
•the scope, progress, results, costs, timing and outcomes of our research and development for our FCEV trucks;
•the timing and the costs involved in bringing our vehicles to market;
•the development and deployment of our hydrogen fueling network;
•the costs of maintaining, expanding and protecting our intellectual property portfolio, including potential litigation costs and liabilities;
•the costs of additional general and administrative personnel, including accounting and finance, legal and human resources, as well as costs related to litigation, investigations, or settlements;
•our ability to collect revenue; and
•other risks discussed in the section entitled "Risk Factors."
Long-Term Liquidity Requirements
Until we can generate sufficient revenue from truck sales and leases to cover operating expenses, working capital and capital expenditures, we expect to fund cash needs through a combination of equity and debt financing, including lease securitization, strategic collaborations, and licensing arrangements. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise funds by issuing debt securities, these debt securities may have rights, preferences and privileges senior to those of holders of our common stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. If we raise funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us. The credit market and financial services industry have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.
While we intend to raise additional capital in the future, if adequate funds are not available, we will need to curb our expansion plans or limit our research and development activities, which would have a material adverse impact on our business prospects and results of operations.
Since the date of our incorporation, we have not engaged in any off balance sheet arrangements, as defined in the rules and regulations of the SEC. For the three and six months ended June 30, 2022, there have been no other material changes to our significant contractual obligations as previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2021.

The following table provides a summary of cash flow data:

	Six Months Ended June 30,
	2022	2021
	(in thousands)
Net cash used in operating activities	$(273,811)	$(125,974)
Net cash used in investing activities	(90,343)	(89,587)
Net cash provided by (used in) financing activities	371,137	(1,023)
Cash Flows from Operating Activities
Our cash flows from operating activities are significantly affected by the growth of our business primarily related to research and development activities. Our operating cash flows are also affected by our working capital needs to support growth in personnel related expenditures and fluctuations in accounts payable and other current assets and liabilities.
Net cash used in operating activities was $273.8 million for the six months ended June 30, 2022. The most significant component of our cash used during this period was net loss of $325.9 million, which included non-cash expenses of $108.4 million related to stock-based compensation, $9.7 million in depreciation and amortization, inventory write downs of $10.9 million, other non-cash charges of $7.0 million and net cash outflows of $83.8 million from changes in operating assets and liabilities primarily driven by an increase in inventory and prepaid expenses and other current assets.
Net cash used in operating activities was $126.0 million for the six months ended June 30, 2021. The most significant component of our cash used during this period was a net loss of $263.5 million, which included non-cash charges of $102.9 million related to stock-based compensation, $27.7 million expense for in-kind services, other non-cash charges of $10.8 million and net cash outflows of $4.0 million from changes in operating assets and liabilities primarily driven by increases in long-term deposits and prepaid expenses and other current assets, partially offset by an increase in accounts payable and accrued expenses.
Cash Flows from Investing Activities
We continue to experience negative cash flows from investing activities as we expand our business and infrastructure. Cash flows from investing activities primarily relate to capital expenditures to support our growth. Net cash used in investing activities is expected to continue to increase substantially as we expand and tool our manufacturing facility in Coolidge, Arizona, finance operations of our joint venture in Ulm, Germany, and develop the network of hydrogen fueling stations. As of June 30, 2022, we anticipate our capital expenditures for the remainder of fiscal year 2022 to be between $229 million to $239 million, of which a significant portion is related to the expansion of our truck manufacturing facility and purchases of related equipment in Coolidge, Arizona.
Net cash used in investing activities was $90.3 million for the six months ended June 30, 2022, which was primarily due to $67.3 million in purchases of and deposits for capital equipment, costs of expansion for our Coolidge manufacturing facility and supplier tooling, $23.0 million in cash contributions to our investments in affiliates.
Net cash used in investing activities was $89.6 million for the six months ended June 30, 2021, which was primarily due to $64.8 million in costs of expansion for our Coolidge manufacturing facility and purchases of and deposits for capital equipment and supplier tooling, and our $25.0 million cash investment in WVR.
Cash Flows from Financing Activities
Net cash provided by financing activities was $371.1 million for the six months ended June 30, 2022, which was due to proceeds from the issuance of the Convertible Notes, net of debt issuance costs of $183.5 million, proceeds from the Tumim Purchase Agreements of approximately $123.7 million, proceeds from the issuance of the Collateralized Note of $50.0 million, proceeds from the sale leaseback of our headquarters for $38.6 million, proceeds from the exercises of stock options of $0.6 million, offset by the repayment of our promissory note for $25.0 million and other finance charges of $0.2 million.
Net cash used by financing activities was $1.0 million for the six months ended June 30, 2021, which was primarily due to $4.1 million term note repayment, partially offset by the exercise of stock options of $3.8 million.

Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. These principles require us to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. Our most significant estimates and judgments involve valuation of our stock-based compensation, including the fair value of common stock and market-based restricted stock units, the valuation of warrant liabilities, derivative liabilities, estimates related to our lease assumptions, contingent liabilities, including litigation reserves, and inventory valuation. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.
There have been no substantial changes to these estimates, or the policies related to them during the three and six months ended June 30, 2022. For a full discussion of these estimates and policies, see "Critical Accounting Estimates" in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2021.
Recent Accounting Pronouncements
See Note 2 to our Unaudited Consolidated Financial Statements included elsewhere in this Quarterly Report on Form 10-Q for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation, and foreign currency exchange rates, as well as risks to the availability of funding sources, hazard events, and specific asset risks.
Interest Rate Risk
The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of June 30, 2022 and December 31, 2021, we had cash and cash equivalents of $441.8 million and $497.2 million, respectively. As of December 31, 2021, the cash and cash equivalents balance consisted of interest-bearing money market accounts for which the fair market value would be affected by changes in the general level of U.S. interest rates. As of June 30, 2022, none of our cash and cash equivalents balance was invested in interest-bearing money market accounts.
Foreign Currency Risk
For the three months ended June 30, 2022 and 2021, we recorded a gain of $3.0 million and a loss of $0.2 million, respectively, for foreign currency translation. For the six months ended June 30, 2022 and 2021, we recorded a gain of $3.9 million and a loss of $0.1 million, respectively, for foreign currency translation.
ITEM 4. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
We maintain a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (the "Exchange Act")) designed to ensure that the information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and is accumulated and communicated to our management, including our Chief Executive Officer (our principal executive officer) and Chief Financial Officer (our principal financial officer), as appropriate, to allow timely decisions regarding required disclosure.
Our management, with the participation of our Chief Executive Officer and our Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures under the Exchange Act as of June 30, 2022, the end of the period covered by this Quarterly Report on Form 10-Q. Based on such evaluation, our Chief Executive Officer and our Chief Financial Officer have concluded that, as of such date, our disclosure controls and procedures were effective at the reasonable assurance level.
Changes in Internal Control over Financial Reporting
There were no changes in our internal control over financial reporting, as identified in connection with the evaluation required by Rule 13a-15(d) and Rule 15d-15(d) of the Exchange Act, that occurred during the three months ended June 30, 2022 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION
ITEM 1. LEGAL PROCEEDINGS
For a description of our material pending legal proceedings, see Note 9, Commitments and Contingencies, to the consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q and to Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021, which are incorporated by reference herein.
ITEM 1A. RISK FACTORS
Risks Related to Our Business and Industry
We are an early stage company with a history of losses, and expect to incur significant expenses and continuing losses for the foreseeable future.
We incurred net losses of $690.4 million and $325.9 million for the year ended December 31, 2021 and for the six months ended June 30, 2022, respectively, and have an accumulated deficit of approximately $1.6 billion from the inception of Nikola Corporation, a Delaware corporation, or Legacy Nikola, prior to the merger with VectoIQ, through June 30, 2022. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin significant deliveries of our trucks, which is not expected to begin until the second quarter of 2022 for our BEV truck and the second half of 2023 for our Tre FCEV truck and may occur later. Even if we are able to successfully develop and sell or lease our trucks, there can be no assurance that they will be commercially successful. Our potential profitability is dependent upon the successful development and successful commercial introduction and acceptance of our trucks and our hydrogen station platform, which may not occur.
We expect the rate at which we will incur losses to be significantly high in future periods as we:
•design, develop and manufacture our trucks;
•construct and equip our manufacturing plant to produce our trucks in Arizona;
•modify and equip the Iveco manufacturing plant in Germany to produce our trucks in Europe;
•build up inventories of materials and components for our trucks;
•manufacture an available inventory of our trucks;
•develop and deploy our hydrogen fueling stations;
•expand our design, development, maintenance and repair capabilities;
•increase our sales and marketing activities and develop our distribution infrastructure; and
•increase our general and administrative functions to support our growing operations.
Because we will incur the costs and expenses from these efforts before we receive any incremental revenue with respect thereto, our losses in future periods will be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenue, which would further increase our losses.
We may be unable to adequately control the costs associated with our operations.
We will require significant capital to develop and grow our business, including developing and manufacturing our trucks, building our manufacturing plant and building our brand. We expect to continue to incur significant expenses which will impact our profitability, including research and development expenses, raw material procurement costs, leases, licenses, and sales and distribution expenses as we build our brand and market our trucks and bundled leasing model, and general and administrative expenses as we scale our operations. In addition, we expect to continue to incur significant costs in connection with our services, including building our hydrogen fueling stations and honoring our maintenance commitments under our bundled lease package. Our ability to become profitable in the future will not only depend on our ability to successfully market our vehicles and other products and services, but also to control our costs. If we are unable to cost-efficiently design, manufacture, market, sell, distribute and service our trucks and cost-efficiently develop our hydrogen fueling services, our margins, profitability and prospects would be materially and adversely affected.
Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.
Investors should be aware of the difficulties normally encountered by a new enterprise, many of which are beyond our control, including substantial risks and expenses in the course of establishing or entering new markets, organizing operations and undertaking marketing activities. The likelihood of our success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which we operate. There is, therefore, nothing at this time upon which to base an assumption that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital or operate profitably. We will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling up our infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with our growth. In addition, as a result of the capital-intensive nature of our business, we can be expected to continue to sustain substantial operating expenses without generating sufficient revenue to cover expenditures. Any investment in our company is therefore highly speculative and could result in the loss of your entire investment.
Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.
You must consider the risks and difficulties we face as an early stage company with a limited operating history and a novel business plan. If we do not successfully address these risks, our business, prospects, operating results and financial condition will be materially and adversely harmed. We have a very limited operating history on which investors can base an evaluation of our business, operating results and prospects. We intend to derive substantially all of our revenue from the sale and lease of our vehicle platforms, which are still in the early stages of development. Our revenue will also depend on the sale of hydrogen fuel at our planned hydrogen fueling stations which we do not expect to be operational until 2023 or later. There are no assurances that we will be able to secure future business with the major trucking companies or with independent truck drivers.
It is difficult to predict our future revenue and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected.
We will need to raise additional funds and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our operations and prospects could be negatively affected.
The design, manufacture, lease, sale and servicing of vehicles and related hydrogen fueling stations is capital-intensive. We expect that we will have sufficient capital to fund our planned operations for the next 12 months. We will need to raise additional capital to scale our manufacturing and roll out our hydrogen fueling stations. We may raise additional funds through the issuance of equity, equity related or debt securities, strategic partnerships, licensing arrangements, or through obtaining credit from government or financial institutions. This capital will be necessary to fund our ongoing operations, continue research, development and design efforts, improve infrastructure, introduce new vehicles and build hydrogen fueling stations. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all. If we raise funds by issuing equity securities, dilution to our stockholders would result. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. The terms of debt securities issued or borrowings, if available, could impose significant restrictions on our operations. If we raise funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us.
If we cannot raise additional funds when we need them, our financial condition, results of operations, business and prospects could be materially adversely affected. In addition, sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, including pursuant to our existing equity lines of credit, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

If we fail to manage our future growth effectively, we may not be able to market and sell our vehicles successfully.
Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We intend to expand our operations significantly. Our future expansion will include:
•training new personnel;
•forecasting production and revenue;
•controlling expenses and investments in anticipation of expanded operations;
•establishing or expanding design, manufacturing, sales and service facilities;
•establishing our hydrogen fueling capabilities; and
•implementing and enhancing administrative infrastructure, systems and processes.
We intend to continue to hire a significant number of additional personnel, including design and manufacturing personnel and service technicians for our trucks. Because our trucks are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in alternative fuel and electric vehicles may not be available to hire, and as a result, we will need to expend significant time and expense training the employees we do hire.
Our bundled lease model may present unique problems that may have an adverse effect on our operating results and business and harm our reputation.
Our bundled lease model, which is intended to provide customers with the FCEV truck, hydrogen fuel and maintenance for a fixed price per mile, is reliant on our ability to achieve a minimum hydrogen fuel efficiency in our FCEV trucks. If we are unable to achieve or maintain this fuel efficiency, we may be forced to provide our bundled lease customers with fuel at prices below-cost or risk damaging our relationships with our customers. Any such scenario would put our bundled lease model in jeopardy and may have a material adverse effect on our business, prospects, operating results and financial condition.
We may face legal challenges in one or more states attempting to sell directly to customers which could materially adversely affect our costs.
Our business plan includes the direct sale of vehicles through our dealer network, and potentially, to individual customers. Most, if not all, states require a license to sell vehicles within the state. Many states prohibit manufacturers from directly selling vehicles to customers. In other states, manufacturers must operate a physical dealership within the state to deliver vehicles to customers. As a result, we may not be able to sell directly to customers in each state in the United States.
We are currently not registered as a dealer in any state. In many states, it is unclear if, as a manufacturer, we will be able to obtain permission to sell and deliver vehicles directly to customers. For customers residing in states in which we will not be allowed to sell or deliver vehicles, we may have to arrange alternate methods of delivery of vehicles. This could include delivering vehicles to adjacent or nearby states in which we are allowed to directly sell and ship vehicles, and arranging for the customer to transport the vehicles to their home states. These workarounds could add significant complexity and, as a result, costs, to our business.
We face risks and uncertainties related to litigation, regulatory actions and government investigations and inquiries.
We are subject to, and may become a party to, a variety of litigation, other claims, suits, regulatory actions and government investigations and inquiries. For example, in September 2020, Nikola and our officers and employees received subpoenas from the SEC as part of a fact-finding inquiry related to aspects of our business as well as certain matters described in an article issued on September 10, 2020 by a short-seller, or the short-seller article. The SEC issued subpoenas to our directors on September 30, 2020. In addition, Nikola and Trevor R. Milton, our founder and former executive chairman, also received grand jury subpoenas from the U.S. Attorney’s Office for the SDNY and the N.Y. County District Attorney’s Office in September 2020. On July 29, 2021, the U.S. Attorney for the SDNY announced the unsealing of a criminal indictment charging Mr. Milton with two counts of securities fraud and one count of wire fraud. That same day, the SEC announced charges against Mr. Milton for alleged violations of federal securities laws.

We have cooperated, and will continue to cooperate, with these and any other regulatory or governmental requests. We have incurred significant expenses as a result of the regulatory and legal matters relating to the short-seller article. The total cost associated with these matters will depend on many factors, including the duration of these matters and any related finding.
By order dated December 21, 2021, we and the SEC reached a settlement arising out of the SEC’s investigation of the Company. Under the terms of the settlement, without admitting or denying the SEC’s findings, we agreed to cease and desist from future violations of the Exchange Act, and Rules 10b-5 and 13a-15(a) thereunder and Section 17(a) of the Securities Act; to certain voluntary undertakings; and to pay a $125 million civil penalty, to be paid in five installments over two years. The first $25 million installment was paid at the end of 2021 and the remaining installments are to be paid semiannually through 2023. In July 2022, we and the SEC agreed to an alternative payment plan with the first two payments of $5 million to be paid in July 2022 and December 2022. The July 2022 payment has been made. The remainder of the payment plan is subject to determination.
Additionally, six putative class action lawsuits were filed against us and certain of our current and former officers and directors, asserting violations of federal securities laws under Section 10(b) and Section 20(a) of the Exchange Act, and, in one case, violations of the Unfair Competition Law under California law, alleging that Nikola and certain of our officers and directors made false and/or misleading statements in press releases and public filings regarding our business plan and prospects. These lawsuits have been consolidated. Separately, three purported Nikola stockholder derivative actions were filed in the United States District Court, against certain of our current and former directors, alleging breaches of fiduciary duties, violations of Section 14(a) of the Exchange Act, and gross mismanagement, among other claims. We are unable to estimate the potential loss or range of loss, if any, associated with these lawsuits.
In addition, from time to time, we may also be involved in legal proceedings and investigations arising in the ordinary course of business, including those relating to employment matters, relationships with collaboration partners, intellectual property disputes, and other business matters. Any such claims or investigations may be time-consuming, costly, divert management resources, or otherwise have a material adverse effect on our business or result of operations.
The results of litigation and other legal proceedings, including the other claims described under Note 9, Commitments and Contingencies, to the consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q and in Note 14 in our Annual Report on Form 10-K for the year ended December 31, 2021, are inherently uncertain and adverse judgments or settlements in some or all of these legal disputes may result in materially adverse monetary damages or injunctive relief against us. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or obtain adequate insurance in the future. The litigation and other legal proceedings described under Note 9, Commitments and Contingencies, to the consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q and to Note 14 in our Annual Report on Form 10-K for the year ended December 31, 2021 are subject to future developments and management’s view of these matters may change in the future.
Our success will depend on our ability to economically manufacture our trucks at scale and build our hydrogen fueling stations to meet our customers’ business needs, and our ability to develop and manufacture trucks of sufficient quality and appeal to customers on schedule and at scale is unproven.
Our future business depends in large part on our ability to execute our plans to develop, manufacture, market and sell our BEV and FCEV trucks and to deploy the associated hydrogen fueling stations for our FCEV trucks at sufficient capacity to meet the transportation demands of our business customers. We plan to initially commence manufacturing our trucks in Europe through our joint venture with CNHI and Iveco, which commenced operations in the fourth quarter of 2020 and started trial production in the second quarter of 2021, and at our manufacturing plant in Arizona.
Our continued development of our truck platforms is and will be subject to risks, including with respect to:
•our ability to secure necessary funding;
•the equipment we plan to use being able to accurately manufacture the vehicles within specified design tolerances;
•long-and short-term durability of our hydrogen fuel cell and electric drivetrain technology related components in the day-to-day wear and tear of the commercial trucking environment;
•compliance with environmental, workplace safety and similar regulations;

•securing necessary components on acceptable terms and in a timely manner;
•delays in delivery of final component designs to our suppliers;
•our ability to attract, recruit, hire and train skilled employees;
•quality controls, particularly as we plan to commence manufacturing in-house;
•delays or disruptions in our supply chain, including ongoing supply constraints and shortages; and
•other delays and cost overruns.
We have no experience to date in high volume manufacturing of our trucks. We do not know whether we will be able to develop efficient, automated, low-cost manufacturing capabilities and processes, and reliable sources of component supply, that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market our trucks. Even if we are successful in developing our high volume manufacturing capability and processes and reliably source our component supply, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, or in time to meet our vehicle commercialization schedules or to satisfy the requirements of customers. Any failure to develop and maintain such manufacturing processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, prospects, operating results and financial condition.
We may experience significant delays in the design, manufacture, launch and financing of our trucks, including in the expansion of our manufacturing plant, which could harm our business and prospects.
Any delay in the financing, design, manufacture and launch of our trucks, including in the expansion of our manufacturing plant in Arizona, could materially damage our brand, business, prospects, financial condition and operating results. Vehicle manufacturers often experience delays in the design, manufacture and commercial release of new products. To the extent we delay the launch of our trucks, our growth prospects could be adversely affected as we may fail to grow our market share. Furthermore, we rely on third party suppliers for the provision and development of many of the key components and materials used in our vehicles. To the extent our suppliers experience any delays in providing us with or developing necessary components, we could experience delays in delivering on our timelines.
Increases in costs, disruption of supply or shortage of raw materials, including lithium-ion battery cells, chipsets, and displays, could harm our business.
We have and may continue to experience increases in the cost or a sustained interruption in the supply or shortage of raw materials, including battery cells and packs, semiconductors, and integrated circuits which primarily impact our infotainment system and controllers. Any such increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. Currently, we are experiencing supply chain shortages, including with respect to battery cells, integrated circuits, vehicle control chips, and displays. The war in Ukraine and recent COVID-19 outbreak and lockdowns in China are creating additional bottlenecks and cost pressures. This has resulted in delays and may continue to cause delays in the availability of saleable Nikola Tre BEV trucks.
We use various raw materials including aluminum, steel, carbon fiber, non-ferrous metals (such as copper), and cobalt. The prices for these raw materials fluctuate depending on market conditions and global demand and could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for lithium-ion cells. These risks include:
•the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric vehicle industry as demand for such cells increases;
•disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and
•an increase in the cost of raw materials, such as cobalt, used in lithium-ion cells.
Any disruption in the supply of battery cells, semiconductors, or integrated circuits could temporarily disrupt production of our Tre BEV truck until a different supplier is fully qualified. Moreover, battery cell manufacturers may refuse to supply electric vehicle manufacturers if they determine that the vehicles are not sufficiently safe. Furthermore, fluctuations or shortages in petroleum, inflation and other economic conditions have and may continue to cause us to experience significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials would increase our operating costs and could reduce our margins if the increased costs cannot be recouped through increased electric vehicle prices. There can be no assurance that we will be able to recoup increasing costs of raw materials by increasing vehicle prices.
We will rely on complex machinery for our operations and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.
We will rely heavily on complex machinery for our operations and our production will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our truck manufacturing plant will consist of large-scale machinery combining many components. The manufacturing plant components are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of the manufacturing plant components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.
If our manufacturing plant in Arizona becomes inoperable, we will be unable to produce our trucks and our business will be harmed.
We expect to produce all of our trucks at our manufacturing plant in Arizona after completion of the second phase of the plant in 2023, at the earliest. Our plant and the equipment we use to manufacture our trucks would be costly to replace and could require substantial lead time to replace and qualify for use. Our plant may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, or by health epidemics, such as the COVID-19 pandemic, which may render it difficult or impossible for us to manufacture our trucks for some period of time. The inability to produce our trucks or the backlog that could develop if our manufacturing plant is inoperable for even a short period of time may result in the loss of customers or harm our reputation. Although we maintain insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all.
Our plan to build a network of hydrogen fueling stations will require significant cash investments and management resources and may not meet our expectations with respect to additional sales of our electric vehicles. In addition, we may not be able to open stations in certain states.
Our plan to build a network of hydrogen fueling stations in the United States will require significant cash investments and management resources and may not meet our expectations with respect to additional sales of our FCEV trucks. This planned construction of hydrogen stations is essential to persuading customers to pay a higher premium for our trucks.
While we have constructed a demonstration station, it is operating at very limited capacity. In addition, we have very limited experience in the actual provision of our refueling solutions to users, and providing these services is subject to challenges, which include the logistics of rolling out our network of refueling stations and teams in appropriate areas, inadequate capacity or over capacity in certain areas, security risks, risk of damage to vehicles during charging or refueling and the potential for lack of customer acceptance of our services. We will need to ensure compliance with any regulatory requirements applicable in jurisdictions where our fueling stations will be located, including obtaining any required permits and land use rights, which could take considerable time and expense and is subject to the risk that government support in certain areas may be discontinued or subject to conditions that we may be unable to meet in a cost-efficient manner. In addition, given our lack of experience building and operating fueling stations, there could be unanticipated challenges which may hinder our ability to provide our bundled lease to customers or make the provision of our bundled leases costlier than anticipated. If we are unable to build and successfully operate, or experience delays in building or problems in operating, our network of hydrogen fueling stations, we may be unable to meet our fueling commitments under our bundled lease arrangements with customers and experience decreased sales or leases of our vehicles, which may negatively impact our business, prospects, financial condition and operating results.
We may not be able to produce or source the hydrogen needed to establish our planned hydrogen fueling stations.
As a key component of our business model, we intend to establish a series of hydrogen fueling stations, and we intend to include the cost of hydrogen in the purchase price of our trucks. Where electricity can be procured in a cost-effective manner, we expect that hydrogen fuel will be produced on-site, via electrolysis. In other cases, we expect that hydrogen fuel will be produced off-site and delivered to fueling stations under a supply "hub and spoke" structure. On June 22, 2021, we entered into a Hydrogen Sale and Purchase Agreement (the "Hydrogen Purchase Agreement"), with WVR, to purchase hydrogen produced at the hydrogen production facility (the "Plant"), being developed by WVR in West Terre Haute, Indiana. WVR has yet to break ground on the Plant. There is no guarantee WVR will be able to meet its development timeline with regard to the facility or successfully produce hydrogen at scale. To the extent we are unable to produce or obtain the hydrogen, or to obtain hydrogen at favorable prices, we may be unable to establish these fueling stations and severely limit the usefulness of our trucks, or, if we are still able to establish these stations, we may be forced to sell hydrogen at a loss in order to maintain our commitments. We believe that this hydrogen incentive will be a significant driver for purchases of our trucks, and therefore, the failure to establish and roll out these hydrogen fueling stations in accordance with our expectations would materially adversely affect our business.
Our inability to cost-effectively source the energy requirements to conduct electrolysis at our fueling stations may impact the profitability of our bundled leases by making our hydrogen uneconomical compared to other vehicle fuel sources.
Our ability to economically produce hydrogen for our FCEV trucks requires us to secure a reliable source of electricity for each of our on-site gaseous stations and large scale production hubs at a price per kilowatt hour that is similar to wholesale rates in the geographic areas we target, and at vast quantities, assuming a full deployment of our planned hydrogen stations. During our initial hydrogen station roll-out, we intend to source power based on the most economical power mix available at each hydrogen production site, including power from the grid that is sourced from non-renewable sources. An increase in the price of energy used to generate hydrogen through electrolysis would likely result in a higher cost of fuel for our FCEV trucks as well as increase the cost of distribution, freight and delivery. We may not be able to offset these cost increases or pass such cost increases onto customers in the form of price increases, because of our bundled lease model for FCEV trucks, which could have an adverse impact on our results of operations and financial condition. In addition to the cost of electricity production, we expect to incur additional costs relating to the transmission, distribution, and storage of energy.
Reservations for our trucks are cancellable.
Reservations for our Nikola FCEV trucks are subject to cancellation by the customer until the customer enters into a lease agreement or, in the case of Anheuser-Busch LLC ("AB"), to the extent our trucks do not meet the vehicle specifications and delivery timelines specified in the contract with AB, as discussed further below. Because all of our reservations are cancellable, it is possible that a significant number of customers who submitted reservations for our trucks may cancel those reservations. In addition, our legacy non-binding FCEV reservations include reservations from individuals or small fleets with orders of 100 trucks or less, which collectively represent approximately 47% of our total FCEV reservations. These individuals or small fleets may not receive FCEV trucks until the density of the hydrogen station network is sufficient for their refueling needs, which may not occur until approximately 2030 or later.
Given the anticipated lead times between customer reservation and delivery of our trucks, there is a heightened risk that customers that have made reservations may not ultimately take delivery of vehicles due to potential changes in customer preferences, competitive developments and other factors. As a result, no assurance can be made that reservations will not be cancelled, or that reservations will ultimately result in the purchase or lease of a vehicle. Any cancellations could harm our financial condition, business, prospects and operating results.
In addition, our future revenue expectations are based on a number of assumptions, including a projected purchase price for our trucks. If the purchase price of the trucks ends up being different than anticipated, we may not achieve the anticipated level of anticipated future revenue, even if all of the trucks subject to reservations are sold or leased.
While we currently have a contract with AB to lease up to 800 Nikola Two FCEV trucks, if we are unable to deliver our trucks according to the vehicle specifications and delivery timelines set forth in the contract, AB has the right to cancel its order for trucks. Moreover, the AB contract specifies lease terms and rental rates that may be hard for us to meet depending on our ability to develop our trucks and hydrogen network according to current design parameters and cost estimates. Any of these adverse actions related to the AB order could harm our financial condition, business, prospects and operating results.
While we do not currently have any leasing arrangements finalized, in the future we intend to offer a bundled lease or other alternative structures to customers which would expose us to credit risk.
While we currently intend to offer bundled leasing of our trucks or other alternative structures to potential customers through a third-party financing partner, we can provide no assurance that a third-party financing partner would be able or willing to provide the leasing services on terms that we have stated in our published materials, or to provide financing at all. Furthermore, offering a leasing alternative to customers will expose us to risks commonly associated with the extension of credit. Credit risk is the potential loss that may arise from any failure in the ability or willingness of the customer to fulfill its contractual obligations when they fall due. Competitive pressure and challenging markets may increase credit risk through leases to financially weak customers, extended payment terms and leases into new and immature markets. This could have a material adverse effect on our business, prospects, financial results and results of operations.
We face significant barriers to produce our trucks, and if we cannot successfully overcome those barriers our business will be negatively impacted.
The trucking industry has traditionally been characterized by significant barriers to entry, including large capital requirements, investment costs of designing and manufacturing vehicles, long lead times to bring vehicles to market from the concept and design stage, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image and the need to establish sales, leasing, fueling and service locations. If we are not able to overcome these barriers, our business, prospects, operating results and financial condition will be negatively impacted and our ability to grow our business will be harmed.
Our future growth is dependent upon the trucking industry’s willingness to adopt BEV and FCEV trucks.
Our growth is highly dependent upon the adoption by the trucking industry of alternative fuel and electric trucks. If the market for our BEV and FCEV trucks does not develop at the rate or to the extent that we expect, our business, prospects, financial condition and operating results will be harmed. The market for alternative fuel and electric trucks is new and untested and is characterized by rapidly changing technologies, price competition, numerous competitors, evolving government regulation and industry standards and uncertain customer demands and behaviors.
Factors that may influence the adoption of alternative fuel and electric vehicles include:
•perceptions about BEV or FCEV truck quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of alternative fuel or electric vehicles;
•perceptions about vehicle safety in general, including the use of advanced technology, such as vehicle electronics, hydrogen fueling and storage and regenerative braking systems;
•the decline of vehicle efficiency resulting from deterioration over time in the ability of the battery to hold a charge;
•concerns about the availability of hydrogen stations, including those we plan to develop and deploy, which could impede our present efforts to promote FCEV trucks as a desirable alternative to diesel trucks;
•improvements in the fuel economy of internal combustion engines;
•the availability of service for alternative fuel or electric trucks;
•volatility in the cost of energy, oil, gasoline and hydrogen;
•government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;
•the availability of tax and other governmental incentives to purchase and operate alternative fuel and electric trucks or future regulation requiring increased use of nonpolluting trucks;
•our ability to sell or lease trucks directly to business or customers dependent on state by state unique regulations and dealership laws;

•the availability of tax and other governmental incentives to sell hydrogen;
•perceptions about and the actual cost of alternative fuel; and
•macroeconomic factors.
Additionally, we may become subject to regulations that may require us to alter the design of our trucks, which could negatively impact customer interest in our products.
Further, we sell our trucks to dealers in our network and rely on the dealers to sell them to end users. As we recently began sales of our Tre BEV, we may experience delays in receiving additional purchase orders from dealers. The end users of the Tre BEV will need to continuously assess their charging capacity and may need to build additional infrastructure prior to ordering or receiving trucks from the dealers. Dealers have and may continue to experience delays in proceeds from proceeds from the California Hybrid Zero Emission Truck and Voucher Incentive Program ("HVIP") and may experience delays receiving proceeds from the New York Truck Voucher Incentive Program ("NYTVIP"), which many of our dealers are leveraging for the first time. To qualify for the HVIP and NYTVIP, dealers are required to complete extensive training, initiate and complete applications for each sales order, and complete the voucher redemption process upon delivery to the end-user.
If our trucks fail to perform as expected, our ability to develop, market and sell or lease our alternative fuel and electric trucks could be harmed.
Once production commences, our trucks may contain defects in design and manufacture that may cause them not to perform as expected or may require repair. We currently have no frame of reference by which to evaluate the performance of our trucks upon which our business prospects depend. For example, our trucks will use a substantial amount of software to operate which will require modification and updates over the life of the vehicle. Software products are inherently complex and often contain defects and errors when first introduced.
There can be no assurance that we will be able to detect and fix any defects in the trucks’ hardware or software prior to commencing customer sales. We may experience recalls in the future, which could adversely affect our brand in our target markets and could adversely affect our business, prospects and results of operations. Our trucks may not perform consistent with customers’ expectations or consistent with other vehicles which may become available. Any product defects or any other failure of our trucks to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.
Although we hope to be among the first to bring BEV and FCEV Class 8 trucks to market, competitors have and may continue to enter the market before our trucks, which could have an adverse effect on our business.
We face intense competition in trying to be among the first to bring our BEV and FCEV truck platforms to market, including from companies in our target markets with greater financial resources, more extensive development, manufacturing, marketing and service capabilities, greater brand recognition and a larger number of managerial and technical personnel. If competitor’s trucks are brought to market before our trucks, we may experience a reduction in potential market share.
Many of our current and potential competitors, particularly international competitors, have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products.
We compete in a rapidly evolving and highly competitive industry, and a number of private and public companies have announced plans to offer BEV and/or FCEV trucks, including companies such as Daimler, Hyliion, Hyundai, Hyzon, Lion, Tesla, Toyota and Volvo. Based on publicly available information, a number of these competitors have displayed prototype trucks and have announced target availability and production timelines, while others have launched pilot programs in some markets. In addition, we are aware that one potential competitor, BYD, is currently manufacturing and selling a Class 8 BEV truck. While some competitors may choose to offer BEV trucks, others such as Hyundai have announced they plan to offer FCEV trucks and invest in hydrogen stations for refueling. In addition, our principal competition for our trucks will also come from manufacturers of trucks with internal combustion engines powered by diesel fuel.
We expect competition in our industry to intensify in the future in light of increased demand and regulatory push for alternative fuel and electric vehicles. We cannot provide assurances that our trucks will be among the first to market, or that competitors will not build hydrogen fueling stations. Even if our trucks are among the first to market, we cannot assure you that customers will choose our vehicles over those of our competitors, or over diesel powered trucks.
Developments in alternative technology improvements in the internal combustion engine may adversely affect the demand for our trucks.
Significant developments in alternative technologies, such as advanced diesel, ethanol, or compressed natural gas or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. Other fuels or sources of energy may emerge as customers’ preferred alternative to our truck platform. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced alternative fuel and electric trucks, which could result in the loss of competitiveness of our trucks, decreased revenue and a loss of market share to competitors. Our research and development efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. As technologies change, we plan to upgrade or adapt our trucks and introduce new models in order to continue to provide trucks with the latest technology, in particular battery cell technology.
We have no experience servicing our vehicles. If we are unable to address the service requirements of our customers, our business will be materially and adversely affected.
Because we have not started commercial production, we have no experience servicing or repairing our vehicles. Servicing alternative fuel and electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. We may decide to partner with a third party to perform some or all of the maintenance on our trucks, and there can be no assurance that we will be able to enter into an acceptable arrangement with any such third-party provider. If we are unable to successfully address the service requirements of our customers, our business and prospects will be materially and adversely affected.
In addition, the motor vehicle industry laws in many states require that service facilities be available to service vehicles physically sold from locations in the state. While we anticipate developing a service program that would satisfy regulators in these circumstances, the specifics of our service program are still in development, and at some point may need to be restructured to comply with state law, which may impact our business, financial condition, operating results and prospects.
Future product recalls could materially adversely affect our business, prospects, operating results and financial condition.
Any product recall in the future may result in adverse publicity, damage our brand and materially adversely affect our business, prospects, operating results and financial condition. In the future, we may voluntarily or involuntarily, initiate a recall if any of our vehicles or electric powertrain components (including the fuel cell or batteries) prove to be defective or noncompliant with applicable federal motor vehicle safety standards. Such recalls involve significant expense and diversion of management attention and other resources, which could adversely affect our brand image in our target markets, as well as our business, prospects, financial condition and results of operations.
Insufficient warranty reserves to cover future warranty claims could materially adversely affect our business, prospects, financial condition and operating results.
Once our trucks are in production, we will need to maintain warranty reserves to cover warranty-related claims. If our warranty reserves are inadequate to cover future warranty claims on our vehicles, our business, prospects, financial condition and operating results could be materially and adversely affected. We may become subject to significant and unexpected warranty expenses. There can be no assurances that then-existing warranty reserves will be sufficient to cover all claims.
Collaboration with strategic partners is subject to risks.
In 2019, we partnered with Iveco, a subsidiary of CNHI, to manufacture the BEV truck at the Iveco manufacturing plant in Ulm, Germany through a joint venture with CNHI, which commenced operations in the fourth quarter of 2020. We currently expect that approximately 40 million Euros will be invested in total by Iveco and Nikola into the manufacturing plant to prepare it for assembly, of which 27.4 million euros was funded through June 30, 2022 by us. During the third quarter of 2021, the joint venture executed a term loan facility agreement for 15 million Euros with a 5-year term and a revolving credit facility agreement for 6 million Euros with a 4-year term. Each agreement was guaranteed 50% by us and Iveco.

In addition to entering into the Hydrogen Purchase Agreement, on June 22, 2021, we also acquired a 20% equity interest in WVR and entered into that certain Second Amended and Restated Limited Liability Company Agreement of WVR, pursuant to which, among other things, we, in our sole discretion, obtained the right (the "Offtake Right") to own up to 20% of the entity to which WVR will transfer ownership of the hydrogen gas turbine to be part of the Plant, without further consideration paid therefore, subject to certain conditions. Exercising this Offtake Right will likely require us to make significant capital expenditures to build liquefaction, storage, and transportation services. In addition, our expectations regarding the cost to us of hydrogen pursuant to the Offtake Right may be inaccurate, which could have a negative effect on our FCEV business, including our bundled lease option.
We have announced planned collaborations with various parties, including with respect to hydrogen production and sourcing, providing service and maintenance and deployment of hydrogen fueling stations. Discussions with our strategic partners are ongoing, are subject to the parties' entry into definitive documentation, and terms of the agreements are subject to change. Consequently, there can be no assurance that we will enter into agreements on the terms initially contemplated, if at all.
Collaboration with third parties is subject to risks with respect to operations that are outside our control. We could experience delays if our partners do not meet agreed upon timelines or experience capacity constraints. There are risks of potential disputes, disagreements or fallouts with partners and failure to perform under contracts or enforce contracts against the other party, and/or the potential terminations of such contracts, and the production of our trucks could be disrupted as a result. We could be affected by adverse publicity related to our partners, whether or not such publicity is related to their collaboration with us, or adverse publicity related to our relationships with our partners. Our ability to successfully build a premium brand could also be adversely affected by perceptions about the quality of our partners’ products. In addition, although we are involved in each step of the supply chain and manufacturing process, because we also rely on our partners and third parties to meet our quality standards, there can be no assurance that we will successfully maintain quality standards.
We may be unable to enter into new agreements or extend existing agreements with manufacturers on terms and conditions acceptable to us and therefore may need to contract with other third parties or significantly add to our own production capacity. There can be no assurance that in such event we would be able to engage other third parties or establish or expand our own production capacity to meet our needs on acceptable terms or at all. The expense and time required to complete any transition, and to assure that vehicles manufactured at facilities of new manufacturers comply with our quality standards and regulatory requirements, may be greater than anticipated. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.
We are or may be subject to risks associated with strategic alliances or acquisitions.
We have entered into, and may in the future enter into additional, strategic alliances, including joint ventures or minority equity investments with various third parties to further our business purpose. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.
When appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

We are dependent on our suppliers, a significant number of which are single or limited source suppliers, and the inability of these suppliers to deliver necessary components of our vehicles at prices and volumes acceptable to us would have a material adverse effect on our business, prospects and operating results.
While we plan to obtain components from multiple sources whenever possible, many of the components used in our vehicles are or will be purchased by us from a single source, especially with respect to hydrogen fuel cells and batteries. We refer to these component suppliers as our single source suppliers. For example, we entered into an agreement with Robert Bosch LLC (“Bosch”), whereby we committed to purchase certain component requirements for fuel cell power modules from Bosch beginning on June 1, 2023 until December 31, 2030. In addition, we currently rely on Romeo Power, Inc. as our sole supplier of battery packs, and have experienced delays obtaining packs in the numbers we require. While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacement components for our single source components, we may be unable to do so in the short term (or at all) at prices or quality levels that are favorable to us.
A significant benefit of our collaborations with external manufacturing partners is the ability to leverage their respective existing assortment of parts, thereby decreasing our purchasing expenses. While these relationships give us access to use an existing supplier base with the hopes of accelerating procurement of components at favorable prices, there is no guarantee that this will be the case. In addition, we could experience delays if our suppliers do not meet agreed upon timelines or experience capacity constraints.
The battery efficiency of electric trucks will decline over time, which may negatively influence potential customers’ decisions whether to purchase our trucks.
We anticipate the range of our Nikola Tre BEV, Nikola Tre FCEV and Nikola Two FCEV vehicles to be up to 350, 500 and 900 miles per day, respectively, before needing to recharge or refuel, depending on the type of vehicle. Actual range varies with conditions such as external environment, average speed, number of stops, grade of routes, gross combined weight, trailer type, and driver behavior. Range specifications are subject to change. The vehicles' range will decline over time as the battery deteriorates. Other factors such as usage, time and stress patterns may also impact the battery’s ability to hold a charge, which would decrease our trucks’ range before needing to recharge or refuel. Such battery deterioration and the related decrease in range may negatively influence potential customer decisions.
Our trucks will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.
The battery packs within our trucks will make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the battery pack is designed to contain any single cell’s release of energy without spreading to neighboring cells, once our trucks are commercially available, a field or testing failure of our vehicles or other battery packs that we produce could occur, which could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve our trucks, could seriously harm our business and reputation.
In addition, we will need to store a significant number of lithium-ion cells at our facility. Any mishandling of battery cells may cause disruption to the operation of our facility. While we have implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could disrupt our operations. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for us and our products. Such adverse publicity could negatively affect our brand and harm our business, prospects, financial condition and operating results.
Any unauthorized control or manipulation of our vehicles’ systems could result in loss of confidence in us and our vehicles and harm our business.
Our trucks contain complex information technology systems and built-in data connectivity to accept and install periodic remote updates to improve or update functionality. We have designed, implemented and tested security measures intended to prevent unauthorized access to our information technology networks, our trucks and related systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, trucks and systems to gain control of or to change our trucks’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the truck. Future vulnerabilities could be identified and our efforts to remediate such vulnerabilities may not be successful. Any unauthorized access to or control of our trucks or their systems, or any loss of customer data, could result in legal claims or proceedings. In addition, regardless of their veracity, reports of unauthorized access to our trucks, systems or data, as well as other factors that may result in the perception that our trucks, systems or data are capable of being “hacked,” could negatively affect our brand and harm our business, prospects, financial condition and operating results.
Interruption or failure of our information technology and communications systems could impact our ability to effectively provide our services.
We plan to outfit our trucks with in-vehicle services and functionality that utilize data connectivity to monitor performance and timely capture opportunities for cost-saving preventative maintenance. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems, which we have yet to develop. Our systems will be vulnerable to damage or interruption from, among others, fire, terrorist attacks, natural disasters, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems. Our data centers could also be subject to break-ins, sabotage and intentional acts of vandalism causing potential disruptions. Some of our systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems at our data centers could result in lengthy interruptions in our service. In addition, our trucks are highly technical and complex and may contain errors or vulnerabilities, which could result in interruptions in our business or the failure of our systems.
We are subject to substantial regulation and unfavorable changes to, or failure by us to comply with, these regulations could substantially harm our business and operating results.
Our alternative fuel and electric trucks, and the sale and servicing of motor vehicles in general, are subject to substantial regulation under international, federal, state, and local laws. We expect to incur significant costs in complying with these regulations. Regulations related to the electric vehicle industry and alternative energy are currently evolving and we face risks associated with changes to these regulations, including but not limited to:
•increased subsidies for corn and ethanol production, which could reduce the operating cost of vehicles that use ethanol or a combination of ethanol and gasoline; and
•increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote alternative fuel vehicles.
To the extent the laws change, our trucks may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected.
We are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in building our manufacturing facilities.
Our operations are and will be subject to international, federal, state, and/or local environmental laws and regulations, including laws relating to the use, handling, storage, disposal and human exposure to hazardous materials. Environmental and health and safety laws and regulations can be complex, and we expect that we will be affected by future amendments to such laws or other new environmental and health and safety laws and regulations which may require us to change our operations, potentially resulting in a material adverse effect on our business, prospects, financial condition, and operating results. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury and fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third party damages, suspension of production or a cessation of our operations.
Contamination at properties we will own and operate, we formerly owned or operated or to which hazardous substances were sent by us, may result in liability for us under environmental laws and regulations, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results. We may face unexpected delays in obtaining the required permits and approvals in connection with our manufacturing facilities that could require significant time and financial resources and delay our ability to operate these facilities, which would adversely impact our business prospects and operating results.
We are subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security, and any actual or perceived failure to comply with such obligations could harm our reputation and brand, subject us to significant fines and liabilities, or otherwise affect our business.
In the course of our operations, we collect, use, store, disclose, transfer and otherwise process personal information from our consumers, employees and third parties with whom we conduct business, including names, accounts, user IDs and passwords, and payment or transaction related information. Additionally, we intend to use our trucks’ electronic systems to log information about each vehicle’s use in order to aid us in vehicle diagnostics, repair and maintenance. Our customers may object to the use of this data, which may increase our vehicle maintenance costs and harm our business prospects. Possession and use of our customers’ information in conducting our business may subject us to legislative and regulatory burdens in the United States and the European Union that could require notification of data breaches, restrict our use of such information and hinder our ability to acquire new customers or market to existing customers. Non-compliance or a major breach of our network security and systems could have serious negative consequences for our business and future prospects, including possible fines, penalties and damages, reduced customer demand for our vehicles, and harm to our reputation and brand. Accordingly, we are subject to or affected by a number of federal, state, local and international laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security and govern our collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information including that of our employees, customers and other third parties with whom we conduct business. These laws, regulations and standards may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material and adverse impact on our business, financial condition and results of operations.
The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We may not be able to monitor and react to all developments in a timely manner. The European Union adopted the General Data Protection Regulation ("GDPR"), which became effective in May 2018, and California adopted the California Consumer Privacy Act of 2018 ("CCPA"), which became effective in January 2020. Both the GDPR and the CCPA impose additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is collected. Compliance with existing, proposed and recently enacted laws and regulations (including implementation of the privacy and process enhancements called for under the GDPR and CCPA) can be costly, and any failure to comply with these regulatory standards could subject us to legal and reputational risks.
Specifically, the CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California consumers. The CCPA includes a framework with potentially severe statutory damages for violations and a private right of action for certain data breaches. The CCPA requires covered businesses to provide California consumers with new privacy-related disclosures and new ways to opt-out of certain uses and disclosures of personal information. As we expand our operations, the CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Additionally, effective starting on January 1, 2023, the California Privacy Rights Act ("CPRA") will significantly modify the CCPA, including by expanding California consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA.
Other states have begun to propose similar laws. Compliance with applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to comply with such laws and regulations, which could cause us to incur substantial costs or require us to change our business practices, including our data practices, in a manner adverse to our business. In particular, certain emerging privacy laws are still subject to a high degree of uncertainty as to their interpretation and application. Failure to comply with applicable laws or regulations or to secure personal information could result in investigations, enforcement actions and other proceedings against us, which could result in substantial fines, damages and other liability as well as damage to our reputation and credibility, which could have a negative impact on revenues and profits.
We post public privacy policies and other documentation regarding our collection, processing, use and disclosure of personal information. Although we endeavor to comply with our published policies and other documentation, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees, contractors, service providers, vendors or other third parties fail to comply with our published policies and documentation. Such failures could carry similar consequences or subject us to potential local, state and federal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. Claims that we have violated individuals’ privacy rights or failed to comply with data protection laws or applicable privacy notices could, even if we are not found liable, be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.
Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and other third parties of security breaches involving certain types of data. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, our agreements with certain customers may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, penalties or fines, litigation and our customers losing confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach. Any of the foregoing could materially adversely affect our business, prospects, operating results and financial condition.
We face risks associated with our international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.
We face risks associated with our international operations, including possible unfavorable regulatory, political, tax and labor conditions, which could harm our business. We anticipate having international operations and subsidiaries in Germany and Italy that are subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. Additionally, as part of our growth strategy, we intend to expand our sales, maintenance and repair services internationally. However, we have no experience to date selling and servicing our vehicles internationally and such expansion would require us to make significant expenditures, including the hiring of local employees and establishing facilities, in advance of generating any revenue. We are subject to a number of risks associated with international business activities that may increase our costs, impact our ability to sell our alternative fuel and electric trucks and require significant management attention. These risks include:
•conforming our trucks to various international regulatory requirements where our trucks are sold, or homologation;
•development and construction of our hydrogen fueling network;
•difficulty in staffing and managing foreign operations;
•difficulties attracting customers in new jurisdictions;
•foreign government taxes, regulations and permit requirements, including foreign taxes that we may not be able to offset against taxes imposed upon us in the United States, and foreign tax and other laws limiting our ability to repatriate funds to the United States;
•fluctuations in foreign currency exchange rates and interest rates, including risks related to any interest rate swap or other hedging activities we undertake;
•United States and foreign government trade restrictions, tariffs and price or exchange controls;
•foreign labor laws, regulations and restrictions;
•changes in diplomatic and trade relationships;
•political instability, natural disasters, war or events of terrorism, including the current conflict involving Ukraine and Russia; and
•the strength of international economies.

If we fail to successfully address these risks, our business, prospects, operating results and financial condition could be materially harmed.
Our ability to use net operating losses to reduce future tax payments may be limited by provisions of the Internal Revenue Code and may be subject to further limitation as a result of future transactions.
Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the "Code"), contain rules that limit the ability of a company that undergoes an ownership change, which is generally any cumulative change in ownership of more than 50% of its stock over a three-year period, to utilize its net operating loss and tax credit carryforwards and certain built-in losses recognized in the years after the ownership change. These rules generally operate by focusing on ownership changes involving stockholders who directly or indirectly own 5% or more of the stock of a company and any change in ownership arising from a new issuance of stock by the company. Generally, if an ownership change occurs, the yearly taxable income limitation on the use of net operating loss and tax credit carryforwards is equal to the product of the applicable long-term tax exempt rate and the value of our stock immediately before the ownership change. As a result, we may be unable to offset our taxable income with net operating losses, or our tax liability with credits, before these losses and credits expire.
In addition, it is possible that future transactions (including issuances of new shares of our common stock and sales of shares of our common stock) will cause us to undergo one or more additional ownership changes. In that event, we may not be able to use our net operating losses from periods prior to this ownership change to offset future taxable income in excess of the annual limitations imposed by Sections 382 and 383.
We face risks related to health epidemics, including the COVID-19 pandemic, which could have a material adverse effect on our business and results of operations.
We face various risks related to public health issues, including epidemics, pandemics, and other outbreaks, including the pandemic of respiratory illness caused by a novel coronavirus known as COVID-19. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, global supply chain constraints, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19, including the recent COVID-19 outbreak in China, has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, including us, and has led to a global decrease in vehicle sales in markets around the world.
The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact our employees and operations and the operations of our customers, suppliers, vendors and business partners, and may negatively impact our sales and marketing activities, the construction schedule of our hydrogen fueling stations and our manufacturing plant in Arizona, and the production schedule of our trucks. For example, the headquarters of our partner, Iveco, located in Italy, was shut down for two months due to COVID-19, and as a result, pilot builds for the BEV truck were delayed. In addition, various aspects of our business, manufacturing plant and hydrogen fueling station building process, cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect our manufacturing and building plans, sales and marketing activities, business and results of operations.
The spread of COVID-19 has caused us to modify our business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in sales activities, meetings, events and conferences), and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of our workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, our operations will be impacted.
The extent to which the COVID-19 pandemic impacts our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, additional waves of the virus, its severity, the actions to contain the virus or treat its impact, including vaccination efforts, the efficacy of vaccine programs on new variants of the virus, and how quickly and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of our customers, suppliers, vendors and business partners to perform, including third party suppliers’ ability to provide components and materials used in our trucks. We may also experience an increase in the cost of raw materials used in our commercial production of trucks. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future.
Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could have a material adverse effect on the demand for our trucks. Under difficult economic conditions, potential customers may seek to reduce spending by forgoing our trucks for other traditional options, and cancel reservations for our trucks. Decreased demand for our trucks, particularly in the United States and Europe, could negatively affect our business.
There are no comparable recent events which may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of COVID-19’s impact on our business, our operations, or the global economy as a whole. However, the effects could have a material impact on our results of operations, and we will continue to monitor the situation closely.
The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, prospects, financial condition and operating results.
We currently, and expect to continue to, benefit from certain government subsidies and economic incentives that support the development and adoption of our vehicles, particularly our BEV and FCEV trucks. Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle or other reasons may result in the diminished competitiveness of the alternative fuel and electric vehicle industry generally or our BEV and FCEV trucks in particular. This could materially and adversely affect the growth of the alternative fuel automobile markets and our business, prospects, financial condition and operating results.
These incentives include tax credits, rebates and other incentives for alternative energy production, alternative fuel and electric vehicles, including greenhouse gas ("GHG") emissions credits under the U.S. Environmental Protection Agency’s GHG Rule, the California Air Resources Board, and the New York State Energy Research and Development Authority. While these benefits have been available in the past, there is no guarantee these programs will be available in the future. If these tax incentives and other benefits are not available or are reduced or otherwise limited in the future, our financial position could be harmed.
We may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply. As a result, our business and prospects may be adversely affected.
We anticipate applying for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of alternative fuel and electric vehicles and related technologies, as well as the sale of hydrogen. For example, we intend to initially build our hydrogen fueling stations in California, in part because of the incentives that are available. We anticipate that in the future there will be new opportunities for us to apply for grants, loans and other incentives from the United States, state and foreign governments. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. We cannot assure you that we will be successful in obtaining any of these additional grants, loans and other incentives. If we are not successful in obtaining any of these additional incentives and we are unable to find alternative sources of funding to meet our planned capital needs, our business and prospects could be materially adversely affected.
Further, accepting funding from governmental entities or in-licensing patent rights from third parties that are co-owned with governmental entities may result in the U.S. government having certain rights, including so-called march-in rights, to such patent rights and any products or technology developed from such patent rights. When new technologies are developed with U.S. government funding, the U.S. government generally obtains certain rights in any resulting patents, including a nonexclusive license authorizing the U.S. government to use the invention for noncommercial purposes. These rights may permit the U.S. government to disclose our confidential information to third parties and to exercise march-in rights to use or to allow third parties to use our licensed technology. The U.S. government can exercise its march-in rights if it determines that action is necessary because we fail to achieve the practical application of government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. In addition, our rights in such inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States. Any exercise by the U.S. government of such rights could harm our competitive position, business, financial condition, results of operations and prospects.
The evolution of the regulatory framework for autonomous vehicles is outside of our control and we cannot guarantee that our trucks will achieve the requisite level of autonomy to enable driverless systems within our projected timeframe, if ever.
There are currently no federal U.S. regulations pertaining to the safety of self-driving vehicles. However, the National Highway Traffic and Safety Administration has established recommended guidelines. Certain states have legal restrictions on self-driving vehicles, and many other states are considering them. This patchwork increases the difficulty in legal compliance for our vehicles. In Europe, certain vehicle safety regulations apply to self-driving braking and steering systems, and certain treaties also restrict the legality of certain higher levels of self-driving vehicles. Self-driving laws and regulations are expected to continue to evolve in numerous jurisdictions in the U.S. and foreign countries and may restrict autonomous driving features that we may deploy.
Unfavorable publicity, or a failure to respond effectively to adverse publicity, could harm our reputation and adversely affect our business.
As an early stage company, maintaining and enhancing our brand and reputation is critical to our ability to attract and retain employees, partners, customers and investors, and to mitigate legislative or regulatory scrutiny, litigation and government investigations.
Significant negative publicity has adversely affected our brand and reputation and our stock price. Negative publicity may result from allegations of fraud, improper business practices, employee misconduct, unfair employment practices or any other matters that could give rise to litigation and/or governmental investigations. Unfavorable publicity relating to us or those affiliated with us, including our former executive chairman, has and may in the future adversely affect public perception of the entire company. Adverse publicity and its effect on overall public perceptions of our brand, or our failure to respond effectively to adverse publicity, could have a material adverse effect on our business.
In September 2020, an entity published an article containing certain allegations against us. In addition, the U.S. Attorney for the SDNY in 2021 announced the unsealing of a criminal indictment charging Trevor Milton with two counts of securities fraud and one count of wire fraud, and the SEC announced charges against Mr. Milton for alleged violations of federal securities laws. The negative publicity has adversely affected our brand and reputation as well as our stock price, which makes it more difficult for us to attract and retain employees, partners and customers, reduces confidence in our products and services, harms investor confidence and the market price of our securities, invites legislative and regulatory scrutiny and has resulted in litigation and governmental investigations. As a result, customers, potential customers, partners and potential partners have failed to award us additional business, or cancelled or sought to cancel existing contracts or otherwise, direct future business to our competitors, and may in the future take similar actions, and investors may invest in our competitors instead of us. See Note 9, Commitments and Contingencies, to the consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q and to Note 14 in our Annual Report on Form 10-K for the year ended December 31, 2021 for additional information.
The successful rehabilitation of our brand will depend largely on regaining a good reputation, meeting our vehicle commercialization schedules, satisfying the requirements of customers, meeting our fueling commitments under our future bundled lease arrangements or other customer arrangements, maintaining a high quality of service under our future bundled lease arrangements, improving our compliance programs and continuing our marketing and public relations efforts. Expenses related to our brand promotion, reputation building, and media strategies have been significant and our efforts may not be successful. We anticipate that other competitors and potential competitors will expand their offerings, which will make maintaining and enhancing our reputation and brand increasingly more difficult and expensive. If we fail to successfully rehabilitate our brand in the current or future competitive environment or if events similar to the negative publicity occur in the future, our brand and reputation would be further damaged and our business may suffer.
Although we maintain insurance for the disruption of our business and director and officer liability insurance, these insurance policies will not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all.
Social media platforms present risks and challenges that could cause damage to our brand and reputation, and which could subject us to liability, penalties and other restrictive sanctions.
Social media platforms present risks and challenges that have resulted, and may in the future result, in damage to our brand and reputation, and which could subject us to liability, penalties and other restrictive sanctions. Our internal policies and procedures regarding social media, have not been, and may not in the future be, effective in preventing the inappropriate use of social media platforms, including blogs, social media websites and other forms of Internet-based communications. These platforms allow individuals access to a broad audience of consumers, investors and other interested persons. The considerable expansion in the use of social media over recent years has increased the volume and speed at which negative publicity arising from these events can be generated and spread, and we may be unable to timely respond to, correct any inaccuracies in, or adequately address negative perceptions arising from such coverage. The use of such platforms by our officers and other employees and former employees has adversely impacted, and could in the future adversely impact, our costs, and our brand and reputation, and has resulted, and could in the future result, in the disclosure of confidential information, litigation and regulatory inquiries. Any such litigation or regulatory inquiries may result in significant penalties and other restrictive sanctions and adverse consequences. In addition, negative or inaccurate posts or comments about us on social media platforms could damage our reputation, brand image and goodwill, and we could lose the confidence of our customers and partners, regardless of whether such information is true and regardless of any number of measures we may take to address them. We are currently party to litigation and regulatory proceedings related in part to social media statements. See Legal Proceedings in Note 9, Commitments and Contingencies, to the consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q and to Note 14 in our Annual Report on Form 10-K for the year ended December 31, 2021 for additional information.
Concentration of ownership among our executive officers and directors and their affiliates may prevent new investors from influencing significant corporate decisions.
As of June 30, 2022, Mark A. Russell, our President, Chief Executive Officer and director, beneficially owns, directly or indirectly, approximately 11.3%, of our outstanding common stock, and our directors and executive officers as a group beneficially own approximately 17.8% of our outstanding common stock. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of our second amended and restated certificate of incorporation ("Certificate of Incorporation"), and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.
As of June 30, 2022, Trevor R. Milton, our founder and former executive chairman, beneficially owned, directly or indirectly, approximately 11.4% of our outstanding common stock. In connection with his departure in September 2020, for a period of three years from September 20, 2020, Mr. Milton has agreed to certain standstill provisions, including, among other things, agreeing not to (i) acquire ownership (beneficial or otherwise) of more than 19 million shares of our outstanding common stock in the aggregate, together with shares held by his affiliates and associates, (ii) propose or effect any extraordinary transaction with respect to us, (iii) solicit any proxy or consent with respect to the election or removal of directors or any other proposal, (iv) seek representation on our board of directors or the removal of any member of our board of directors, or (v) submit any stockholder proposal. In addition, for a period of three years from September 20, 2020, Mr. Milton has agreed to vote his shares of our common stock (x) in favor of the slate of directors recommended by our board of directors at any meeting of our stockholders and (y) against the election of any nominee for director not recommended and nominated by our board of directors for election at such meeting. These standstill and voting restrictions could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of our executive officers and directors and their affiliates.
It is not possible to predict the actual number of shares we will sell under the Tumim Purchase Agreements, or the actual gross proceeds resulting from those sales.
On June 11, 2021, we entered into the First Tumim Purchase Agreement with Tumim, pursuant to which Tumim committed to purchase up to $300.0 million in shares of our common stock, subject to certain limitations and conditions set forth in the First Tumim Purchase Agreement. The shares of our common stock that may be issued under the First Tumim Purchase Agreement may be sold by us to Tumim at our discretion from time to time over an approximately 36-month period.

On September 23, 2021, we entered into the Second Tumim Purchase Agreement with Tumim, pursuant to which Tumim committed to purchase up to $300.0 million in shares of our common stock, subject to certain limitations and conditions set forth in the Second Tumim Purchase Agreement. The shares of our common stock that may be issued under the Second Tumim Purchase Agreement may be sold by us to Tumim at our discretion from time to time over an approximately 36-month period.
We generally have the right to control the timing and amount of any sales of our shares of common stock to Tumim under the Tumim Purchase Agreements. Sales of our common stock to Tumim under the Tumim Purchase Agreements will depend upon market conditions and other factors to be determined by us. We may decide to sell to Tumim all or some of the shares of our common stock that may be available for us to sell to Tumim pursuant to the Tumim Purchase Agreements.
Because the purchase price per share to be paid by Tumim for the shares of common stock that we may elect to sell to Tumim under the Tumim Purchase Agreements will fluctuate based on the market prices of our common stock during the applicable purchase valuation period for each purchase made pursuant to the Tumim Purchase Agreements, it is not possible for us to predict the total number of shares of common stock that we will sell to Tumim under the Tumim Purchase Agreements, the purchase price per share that Tumim will pay for shares purchased from us in the future under the Tumim Purchase Agreements, or the aggregate gross proceeds that we will receive from those purchases by Tumim under the Tumim Purchase Agreements. Sales of shares of our common stock pursuant to the Tumim Purchase Agreements will be dilutive to stockholders.
Moreover, although the Tumim Purchase Agreements provide that we may sell up to an aggregate of $600.0 million of our common stock to Tumim, only (i) an aggregate of 35,038,435 shares of our common stock under the First Tumim Purchase Agreement have been registered for resale by Tumim and (ii) 29,042,827 shares of our common stock under the Second Tumim Purchase Agreement have been registered for resale by Tumim. If it becomes necessary for us to issue and sell to Tumim under the Tumim Purchase Agreements more than the shares that were registered for resale under the respective registrations statement in order to receive aggregate gross proceeds equal to the total commitment of aggregate of $600.0 million under the respective Tumim Purchase Agreements, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim of any such additional shares of our common stock we wish to sell from time to time under the Tumim Purchase Agreements, which the SEC must declare effective and we may need to obtain stockholder approval to issue shares of common stock in excess of the exchange cap under the Tumim Purchase Agreements in accordance with applicable Nasdaq rules.
We may be subject to risks associated with autonomous driving technology.
Our trucks can be designed with connectivity for future installation of an autonomous hardware suite and we plan to partner with a third-party software provider in the future to potentially implement autonomous capabilities. However, we cannot guarantee that we will be able to identify a third party to provide the necessary hardware and software to enable driverless Level 4 or Level 5 autonomy in an acceptable timeframe, on terms satisfactory to us, or at all. Autonomous driving technologies are subject to risks and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on user interaction and users, as well as other drivers on the roadways, may not be accustomed to using or adapting to such technologies. To the extent accidents associated with our autonomous driving systems occur, we could be subject to liability, negative publicity, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect our results of operations, financial condition and growth prospects.
Risks Related to Our Intellectual Property
We may need to defend ourselves against patent or trademark infringement, or other intellectual property claims, which may be time-consuming and cause us to incur substantial costs.
Companies, organizations or individuals, including our competitors, may own or obtain patents, trademarks or other proprietary rights that would prevent or limit our ability to make, use, develop or sell our vehicles or components, which could make it more difficult for us to operate our business. We may receive inquiries from patent or trademark owners inquiring whether we infringe their proprietary rights. Companies owning patents or other intellectual property rights relating to battery packs, electric motors, fuel cells or electronic power management systems may allege infringement of such rights. In response to a determination that we have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:
•cease development, sales, or use of vehicles that incorporate the asserted intellectual property;

•pay substantial damages;
•obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms or at all; or
•redesign one or more aspects or systems of our trucks.
A successful claim of infringement against us could materially adversely affect our business, prospects, operating results and financial condition. Any litigation or claims, whether valid or invalid, could result in substantial costs and diversion of resources.
We also plan to license patents and other intellectual property from third parties, including suppliers and service providers, and we may face claims that our use of this in-licensed technology infringes the intellectual property rights of others. In such cases, we will seek indemnification from our licensors. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses.
We may also face claims challenging our use of open source software and our compliance with open source license terms. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose or license our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, or could be claimed to have occurred. Any breach of such open source license or requirement to disclose or license our proprietary source code could harm our business, financial condition, results of operations and prospects.
Our business may be adversely affected if we are unable to protect our intellectual property rights from unauthorized use by third parties.
Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage, and a decrease in our revenue which would adversely affect our business, prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we will rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to establish and protect our rights in our technology. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary information, including our technology and processes. In connection with our collaboration, partnership and license agreements, our rights to use licensed or jointly owned technology and intellectual property under such agreements may be subject to the continuation of and compliance with the terms of those agreements. In some cases, we may not control the prosecution, maintenance or filing of licensed or jointly owned patent rights, or the enforcement of such patents against third parties.
The protection of our intellectual property rights will be important to our future business opportunities. However, the measures we take to protect our intellectual property from unauthorized use by others may not be effective for various reasons, including the following:
•any patent applications we submit may not result in the issuance of patents;
•the scope of our issued patents may not be broad enough to protect our proprietary rights;
•our issued patents may be challenged and/or invalidated by our competitors;
•the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable;
•current and future competitors may circumvent our patents; and
•our in-licensed patents may be invalidated, or the owners of these patents may breach our license arrangements.
Patent, trademark, and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States.
Our patent applications may not issue as patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.
We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application to the same subject matter as we have, we may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition or operating results.
Risks Related to Our Convertible Senior Notes
Servicing our debt may require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.
In June 2020, we issued $200.0 million aggregate principal amount of our 8.00% / 11.00% convertible senior PIK toggle notes due 2026 in a private placement.
Our ability to make scheduled payments of the principal of, to pay interest on or to refinance the convertible notes or any future indebtedness we may incur depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. While, in lieu of paying cash interest on the convertible notes, we may elect to pay interest in kind, that election will increase the aggregate principal amount of the convertible notes. Our business may not generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.
We may incur a substantial amount of debt or take other actions which would intensify the risks discussed above, and significant indebtedness may prevent us from taking actions that we would otherwise consider to be in our best interests.
We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. The indenture governing our convertible notes allows us to incur secured debt of up to $500.0 million.
In addition, our indebtedness, combined with our other financial obligations and contractual commitments, could have other important consequences. For example, it could:
•make us more vulnerable to adverse changes in general U.S. and worldwide economic, industry and competitive conditions and adverse changes in government regulation;
•limit our flexibility in planning for, or reacting to, changes in our business and our industry
•place us at a disadvantage compared to our competitors who have less debt; and
•limit our ability to borrow additional amounts for working capital and other general corporate purposes, including to fund possible acquisitions of, or investments in, complementary businesses, products, services and technologies.
Any of these factors could materially and adversely affect our business, financial condition and results of operations.
We may not have the ability to raise the funds necessary to settle conversions of our convertible notes in cash or to repurchase the notes upon a fundamental change or change in control transaction, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

Holders of the notes have the right to require us to repurchase all or any portion of their notes upon the occurrence of a fundamental change or a change if control transaction at a repurchase price equal to 100% of the capitalized principal amount of the notes to be repurchased, in the case of a fundamental change, or 130% of the capitalized principal amount of the notes to be repurchased, in the case of a change in control transaction, plus accrued and unpaid interest, if any. In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or notes being converted. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the occurrence of the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.
The conditional conversion feature of our convertible notes, if triggered, may adversely affect our financial condition and operating results.
In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.
Risks Related to Operating as a Public Company
We will continue to incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.
We face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities we have not done previously. For example, we created new board committees and have adopted new internal controls and disclosure controls and procedures. In addition, we will continue to incur expenses associated with SEC reporting requirements. Furthermore, if any issues in complying with those requirements are identified (for example, if our independent auditors identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation, our stock price, or investor perceptions of us. In addition, we have obtained director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.
As a public company, we are required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those that were required of us as a private company. We will need to continue to implement additional finance, accounting, and business operating systems, procedures, and controls as we grow our business and organization and to satisfy existing reporting requirements. If we fail to maintain or implement adequate controls, if we are unable to complete the required Section 404 assessment as to the adequacy of our internal control over financial reporting in future Form 10-K filings, or if our independent registered public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal control over financial reporting in future Form 10-K filings, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC, the Nasdaq or other regulatory authorities, which could require additional financial and management resources.
If we fail to maintain effective internal controls and remediate future control deficiencies, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors' views of us.
Internal controls are important to accurately reflect our financial position and results of operations in our financial reports and there can be no assurance that similar control issues will not be identified in future periods. If we are unable to remediate any future material weaknesses or significant deficiencies in an appropriate and timely manner, or if we identify additional control deficiencies that individually or together constitute significant deficiencies or material weaknesses, our ability to accurately record, process, and report financial information and consequently, our ability to prepare financial statements within required time periods, could be adversely affected. Failure to maintain effective internal controls could result in violations of applicable securities laws, stock exchange listing requirements, subject us to litigation and investigations, negatively affect investor confidence in our financial statements, and adversely impact our stock price and ability to access capital markets.
Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.
In connection with the restatement described above, our warrants are classified as liabilities. Under this accounting treatment, we are required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in our operating results for the current period. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside our control. We expect that we will recognize non-cash gains or losses due to the quarterly fair valuation of our warrants and that such gains or losses could be material.
General Risk Factors
We have never paid dividends on our capital stock, and we do not anticipate paying dividends in the foreseeable future.
We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors, and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.
Our stock price is volatile, and you may not be able to sell shares of our common stock at or above the price you paid.
The trading price of our common stock is volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. For example, the trading price of our common stock declined following the release of the short seller article, which contains certain allegations against us. These factors include, but are not limited to:
•our progress on achievement of business milestones and objectives;
•actual or anticipated fluctuations in operating results;
•failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;
•issuance of new or updated research or reports by securities analysts or changed recommendations for our stock or the transportation industry in general;

•announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;
•operating and share price performance of other companies that investors deem comparable to us;
•our focus on long-term goals over short-term results;
•the timing and magnitude of our investments in the growth of our business;
•actual or anticipated changes in laws and regulations affecting our business;
•additions or departures of key management or other personnel;
•disputes or other developments related to our intellectual property or other proprietary rights, including litigation;
•our ability to market new and enhanced products and technologies on a timely basis;
•sales of substantial amounts of our common stock, including sales by our directors, executive officers or significant stockholders or the perception that such sales could occur;
•changes in our capital structure, including future issuances of securities or the incurrence of debt; and
•general economic, political and market conditions.
In addition, the stock market in general, and The Nasdaq Stock Market LLC in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.
The closing price of our common stock on Nasdaq ranged from $4.72 to $79.73 following the closing of the Business Combination on June 3, 2020 through August 1, 2022. In September 2020, an entity published an article containing certain allegations against us that we believe has negatively impacted the trading price of our common stock. The price of our common stock also decreased substantially following public announcements made by us. In addition, broad market and industry factors, including the COVID-19 pandemic and the war in Ukraine, may seriously affect the market price of our common stock, regardless of our actual operating performance.
Any investment in our common stock is subject to extreme volatility and could result in the loss of your entire investment. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, which has and may in the future be instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. See Note 9, Commitments and Contingencies, to the consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q and Note 14 in our Annual Report on Form 10-K for the year ended December 31, 2021 for additional information.
If we are unable to attract and retain key employees and hire qualified management, technical and engineering personnel, our ability to compete could be harmed.
Our success depends, in part, on our ability to retain our key personnel. The unexpected loss of or failure to retain one or more of our key employees could adversely affect our business.
Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel, including management, technical and engineering personnel. Qualified individuals are in high demand, particularly in the vehicle technology industry. Competition for individuals with experience designing, manufacturing and servicing electric vehicles is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel in the future. Furthermore, our ability to hire, attract and retain them may depend on our ability to provide competitive compensation. We use equity awards to attract talented employees, but if the value of our common stock declines significantly, as it has in the recent past, and remains depressed, it may prevent us from recruiting and retaining qualified employees. We may not be able to attract, integrate, train or retain qualified personnel in the future. Additionally, we may not be able to hire new employees quickly enough to meet our needs. Our failure to do so could adversely affect our business and prospects, including the execution of our global business strategy.

Our Certificate of Incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.
Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. In addition, our Certificate of Incorporation and our amended and restated bylaws ("Bylaws") will provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.
In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federals court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
If securities or industry analysts issue an adverse recommendation regarding our stock or do not publish research or reports about our company, our stock price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts or the content and opinions included in their reports. Securities analysts may elect not to provide research coverage of our company and such lack of research coverage may adversely affect the market price of our common stock. The price of our common stock could also decline if one or more equity research analysts downgrade our common stock, change their price targets, issue other unfavorable commentary or cease publishing reports about us or our business. For example, in September 2020, an entity published an article containing certain allegations against us that we believe has negatively impacted the trading price of our common stock. If one or more equity research analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

ITEM 6. EXHIBITS

Exhibit No.		Description
3.1
Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-239185) (as amended, the “Resale S-1”)).

3.2		Amended and Restated Bylaws (as amended as of May 31, 2022) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 1, 2022).
4.1
Indenture (including form of Note), dated June 1, 2022, by and among Nikola Corporation, Nikola Subsidiary Corporation and U.S. Bank Trust Company, National Association (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on June 3, 2022).

10.1
Investment Agreement, dated April 30, 2022, by and among Nikola Corporation, Nikola Subsidiary Corporation and Antara Capital LP (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 3, 2022).

31.1		Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2		Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	^	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	^	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS		Inline XBRL Instance.
101.SCH		Inline XBRL Extension Calculation Linkbase.
101.CAL		Inline XBRL Taxonomy Extension Calculation Linkbase.
101.DEF		Inline XBRL Taxonomy Extension Definition Linkbase.
101.LAB		Inline XBRL Taxonomy Extension Label Linkbase.
101.PRE		Inline XBRL Taxonomy Extension Presentation Linkbase.
104		Cover Page Interactive Data File (formatted as Inline XBRL).
________________
# Indicates management contract or compensatory plan or arrangement.
^ In accordance with Item 601(b)(32)(ii) of Regulation S-K and SEC Release No. 34-47986, the certifications furnished in Exhibits 32.1 and 32.2 hereto are deemed to accompany this Quarterly Report on Form 10-Q and will not be deemed “filed” for purposes of Section 18 of the Exchange Act or deemed to be incorporated by reference into any filing under the Exchange Act or the Securities Act except to the extent that the registrant specifically incorporates it by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NIKOLA CORPORATION

	By:	/s/ Mark A. Russell
Mark A. Russell
President and Chief Executive Officer
Principal Executive Officer

	By:	/s/ Kim J. Brady
Kim J. Brady
Chief Financial Officer
Principal Financial and Accounting Officer
Date: August 4, 2022